Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-131748

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED MARCH 1, 2006


                         MEDICAL MEDIA TELEVISION, INC.



                             UP TO 60,202,003 SHARES

                                  COMMON STOCK


         This prospectus supplement supplements information contained in the prospectus dated March 1, 2006 relating to the offer and sale by the selling shareholders identified in the prospectus of up to 60,202,003 shares of our common stock. This prospectus supplement includes our attached Quarterly Report on Form 10-QSB, which was filed with the U.S. Securities and Exchange Commission on May 15, 2006.

         The information contained in such report is dated as of the date of such report. This prospectus supplement should be read in conjunction with the prospectus dated March 1, 2006, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated March 1, 2006, including any supplements or amendments thereto.

         INVESTING IN THE SHARES INVOLVES RISKS AND UNCERTAINTIES. SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THE PROSPECTUS DATED MARCH 1, 2006.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is August 25, 2006.

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB


(Mark One)

|X| QUARTERLY REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended March 31, 2006

|_|   TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE EXCHANGE ACT

              For the transition period from________ to ___________

                         Commission File No. 333-105840


                         MEDICAL MEDIA TELEVISION, INC.
        (Exact Name of Small Business Issuer as Specified in Its Charter)


                  FLORIDA                                59-3645932
                  -------                                ----------
     (State or Other Jurisdiction                     (I.R.S. Employer
     of Incorporation or Organization)               Identification No.)


                           8406 BENJAMIN ROAD, SUITE C
                              TAMPA, FLORIDA 33634
                              --------------------
                    (Address of Principal Executive Offices)


                                 (813) 888-7330
                                 --------------
                           (Issuer's Telephone Number)


             ------------------------------------------------------
              (Former Name, Former Address and Former Fiscal Year,
                          if Changed Since Last Report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                  Yes |X| No |_|

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

                                  Yes |_| No |X|

The number of shares outstanding of the Registrant's common stock as of May 15, 2006 was 21,117,136.


Transitional Small Business Disclosure Format:

                                  Yes |_| No |X|

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

In the opinion of management, the accompanying unaudited consolidated financial statements included in this Form 10-QSB reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.


Accountants' Review Report                                                                                3


Consolidated Balance Sheets as of March 31, 2006 and December 31, 2005                                    4


Consolidated Statements of Operations for the three months ended March 31, 2006
and 2005, and from inception (October 2, 1989) through March 31, 2006                                     5


Consolidated Statements of Changes in Stockholders' Equity from inception (October 2, 1989)
through March 31, 2006                                                                                    6


Consolidated Statements of Cash Flows for the three months ended March 31, 2006
and 2005, and from inception (October 2, 1989) through March 31, 2006                                     7


Notes to the Consolidated Financial
Statements                                                                                             8-18


                         BAUMANN, RAYMONDO & COMPANY PA
                         405 North Reo Street, Suite 200
                              Tampa, Florida 33609
                                 (813) 288-8826


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------




Board of Directors
Medical Media Television, Inc.
Tampa, Florida

We have reviewed the accompanying consolidated balance sheet of Medical Media Television, Inc. as of March 31, 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the three month periods then ended. These consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

As discussed in Note A, the Company has been in the development stage since its inception on October 2, 1989. Realization of a major portion of its assets is dependent on the Company's ability to meet its future financing requirements, and the success of its future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ Baumann, Raymondo & Company PA
----------------------------------
BAUMANN, RAYMONDO & COMPANY PA
May 5, 2006

                 MEDICAL MEDIA TELEVISION, INC.
                  (A DEVELOPMENT STAGE COMPANY)
                   CONSOLIDATED BALANCE SHEET


                                                                                       March 31,        December 31,
                                                                                         2006              2005
                                       ASSETS                                          Unaudited          Audited
                                                                                      -----------       -----------
Current assets:
    Cash                                                                              $    19,553       $    75,248
    Accounts receivable                                                                    46,541                --
    Prepaid expenses and other current assets                                             114,237            36,010
                                                                                      -----------       -----------
         Total current assets                                                             180,331           111,258
                                                                                      -----------       -----------

Fixed assets:
    Computer equipment                                                                     20,728            19,585
    Leasehold imporvements                                                                  6,196             6,196
                                                                                      -----------       -----------
                                                                                           26,924            25,781
    Less accumulated depreciation                                                         (13,043)          (11,180)
                                                                                      -----------       -----------
                                                                                           13,881            14,601
                                                                                      -----------       -----------

Other assets:
    Goodwill                                                                            1,271,037         1,271,037
    Intangible assets                                                                     280,208           300,000
    Security deposits                                                                       7,596             7,596
                                                                                      -----------       -----------
         Total other assets                                                             1,558,841         1,578,633
                                                                                      -----------       -----------

         Total assets                                                                 $ 1,753,053       $ 1,704,492
                                                                                      ===========       ===========

                                  LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Accounts payable                                                                  $   590,816       $   530,175
    Accrued expenses and other current liabilities                                        622,470           512,899
    Deferred revenue                                                                       32,879            22,485
    Notes payable to stockholders                                                       2,119,355         1,496,437
                                                                                      -----------       -----------
         Total current liabilities                                                      3,365,520         2,561,996
                                                                                      -----------       -----------

Long-term liabilities
    Note payable to stockholder                                                           250,000           250,000
    Deferred revenue                                                                       13,611            17,985
                                                                                      -----------       -----------
         Total long-term liabilities                                                      263,611           267,985
                                                                                      -----------       -----------

         Total liabilities                                                              3,629,131         2,829,981
                                                                                      -----------       -----------

    Stockholders' deficit:
       Preferred stock - no par value; 25,000,000 shares authorized; 1,682,044
         Series A Zero Coupon, shares issued and outstanding, 2,612,329 Series B
         Zero Coupon, shares issued and outstanding,
         and 8,627 Series C Zero Coupon, shares issued and outstanding                  4,303,000         4,303,000
       Common stock - par value $.0005; 100,000,000 shares authorized;
         21,117,136 and 20,725,104 shares issued and outstanding at
         March 31, 2006 and December 31, 2005 respectively                                 10,558            10,363
       Additional paid-in capital                                                       1,220,830         1,098,438
       Accumulated deficit during development stage                                    (7,410,466)       (6,537,290)
                                                                                      -----------       -----------
          Total stockholders' deficit                                                  (1,876,078)       (1,125,489)
                                                                                      -----------       -----------

          Total liabilities and stockholders' deficit                                 $ 1,753,053       $ 1,704,492
                                                                                      ===========       ===========


     The accompanying footnotes are an integral part of these consolidated financial statements.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005
               FROM INCEPTION (OCTOBER 2, 1989) to MARCH 31, 2006


                                                                                          From
                                                           March 31,                  Inception to
                                                -------------------------------         March 31,
                                                   2006               2005                2006
                                                ------------       ------------       ------------

Revenues, net                                   $     55,120       $     19,249       $    255,652

Cost of revenues                                      15,924              9,328             59,655
                                                ------------       ------------       ------------

Gross profit                                          39,196              9,921            195,997
                                                ------------       ------------       ------------

Operating expenses:
     DVD production costs                             62,030             36,519            586,096
     General and administration                      380,375            172,570          3,649,035
     Sales and marketing                             362,569            120,410          2,194,255
     Depreciation and amortization                    21,654              1,227            177,392
                                                ------------       ------------       ------------
          Total operating expense                    826,628            330,726          6,606,778
                                                ------------       ------------       ------------

Operating loss                                      (787,432)          (320,805)        (6,410,781)
                                                ------------       ------------       ------------

Other income and (expense)
     Interest expense                                (86,337)          (147,136)        (1,008,407)
     Interest income                                     104                 74              1,969
     Other income                                        489                951              2,928
     Gain on sale of subsidiary                           --                 --              2,421
                                                ------------       ------------       ------------
          Total other income (expense)               (85,744)          (146,111)        (1,001,089)
                                                ------------       ------------       ------------

Loss before extraordinary items                     (873,176)          (466,916)        (7,411,870)

     Gain on extinguishment of debt                       --                 --              1,404
                                                ------------       ------------       ------------

Loss before taxes                                   (873,176)          (466,916)        (7,410,466)

     Provision for income taxes                           --                 --                 --
                                                ------------       ------------       ------------

Net loss                                        $   (873,176)      $   (466,916)      $ (7,410,466)
                                                ============       ============       ============

Net loss per share, basic and diluted           $      (0.04)      $      (0.36)      $      (7.34)
                                                ============       ============       ============

Weighted average shares, basic and diluted        20,974,107          1,309,169          1,009,744
                                                ============       ============       ============

     The accompanying footnotes are an integral part of these consolidated financial statements.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
       FOR PERIOD FROM INCEPTION (OCTOBER 2, 1989) THROUGH MARCH 31, 2006




                                               Preferred Stock                     Common Stock                 Additional
                                            --------------------------    ---------------------------------      Paid-in
                                              Shares         Amount         Shares                Amount         Capital
                                            -----------    -----------    -----------           -----------    -----------
Issuance of $0.01 par value common
  shares to an individual for a note                 --    $        --          1,000           $       100    $     1,900
Payment of subscription receivable                   --             --             --                    --             --
Stock split 2,000:1 and change par                   --             --             --                    --             --
 value from $0.01 to $0.0005                         --             --      1,999,000                   900           (900)
                                            -----------    -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 1996                           --             --      2,000,000                 1,000          1,000

Repurchase of shares                                 --             --             --                    --             --
Issuance of common stock                             --             --      2,476,000                 1,238          3,762
                                            -----------    -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 1997                           --             --      4,476,000                 2,238          4,762

Net loss                                             --             --             --                    --             --
                                            -----------    -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 1998                           --             --      4,476,000                 2,238          4,762
                                                     --             --             --                   --              --
                                            -----------    -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 1999                           --             --      4,476,000                 2,238          4,762

Shares issued in connection
 with merger with Y2K Recording, Inc.                --             --      1,025,000                   513             --
Net income                                           --             --             --                    --             --
                                            -----------    -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 2000                           --             --      5,501,000                 2,751          4,762

Shares issued in connection
 with merger with Savage Mojo, Inc.                  --             --      8,000,000                 4,000             --
Shares issued for services                           --             --         10,000                     5            995
Contributed capital                                  --             --             --                    --          5,672
Net loss                                             --             --             --                    --             --
                                            -----------    -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 2001                           --             --     13,511,000                 6,756         11,429

Series A shares sold in private placement        47,750         95,500             --                    --             --
Retire treasury stock                                --             --     (1,725,000)                 (863)        (4,137)
Shares issued as premium for notes                   --             --      2,939,553                 1,470             --
Shares issued for Cohen employment
 agreement                                           --             --        748,447                   374         74,471
Cancellation of outstanding stock
 returned by M. Klimes                               --             --     (4,000,000)               (2,000)            --
Shares issued for services                           --             --        312,000                   156         31,044
Payment of subscription receivable                   --             --             --                    --             --
Write off of subscription receivable
Net loss                                             --             --             --                    --             --
                                            -----------    -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 2002                       47,750         95,500     11,786,000                 5,893        112,807

Shares issued for services                           --             --         50,000                    25          4,975
Series A shares sold in private placement        53,500        107,000             --                    --             --
Series B shares sold in private placement         1,000          2,000             --                    --             --
Net loss                                             --             --             --                    --             --
                                            -----------    -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 2003                      102,250        204,500     11,836,000                 5,918        117,782

Conversion of Series A to common               (101,250)      (202,500)       525,959                   263        202,237
Cancellation and refund of Series B              (1,000)        (2,000)
Shares issued for services                           --             --        372,583                   186        101,828
Shares issued for debt                               --             --        357,143                   179        249,821
Net loss                                             --             --             --                    --             --
                                            -----------    -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 2004                           --             --     13,091,685                 6,546        671,668

Effects of 30: 1 reverse stock split                 --             --    (12,654,986)                6,327             --
Issuance of dividend shares                          --             --        872,779                   436           (436)
Conversion of debt to preferred               4,303,000      4,303,000
Acquisition of African American
  Medical Network, Inc.                                                    19,415,626                 9,708        420,879
Net loss                                             --             --             --                    --             --
                                            -----------    -----------    -----------           -----------    -----------
BALANCE, DECEMBER 31, 2005                    4,303,000      4,303,000     20,725,104                10,363      1,098,438

Shares issued for services                                                    246,195                   122         98,355
Warrants exercised                                                            145,837                    73         24,037
Net loss                                             --             --             --                    --             --
                                            -----------    -----------    -----------           -----------    -----------

BALANCE, MARCH 31, 2006                       4,303,000      4,303,000     21,117,136           $    10,558    $ 1,220,830
                                            ===========    ===========    ===========           ===========    ===========

                                                                   Accumulated
                                                                  Deficit during           Treasury Stock
                                             Subscription           Development    --------------------------------
                                              Receivable               Stage         Shares                 Amount         Total
                                              -----------           -----------    -----------           -----------    -----------
Issuance of $0.01 par value common
  shares to an individual for a note          $    (2,000)          $        --    $        --           $        --    $        --
Payment of subscription receivable                  1,885                    --             --                    --          1,885
Stock split 2,000:1 and change par                     --                    --             --                    --             --
 value from $0.01 to $0.0005                           --                    --             --                    --             --
                                              -----------           -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 1996                           (115)                   --             --                    --          1,885

Repurchase of shares                                   --                    --     (1,725,000)               (5,000)        (5,000)
Issuance of common stock                           (5,000)                   --             --                    --             --
                                              -----------           -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 1997                         (5,115)                   --     (1,725,000)               (5,000)        (3,115)

Net loss                                               --                (2,867)            --                    --         (2,867)
                                              -----------           -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 1998                         (5,115)               (2,867)    (1,725,000)               (5,000)        (5,982)
                                                       --                    --             --                    --             --
                                              -----------           -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 1999                         (5,115)               (2,867)    (1,725,000)               (5,000)        (5,982)

Shares issued in connection
 with merger with Y2K Recording, Inc.                  --                    --             --                    --            513
Net income                                             --                   434             --                    --            434
                                              -----------           -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 2000                         (5,115)               (2,433)    (1,725,000)               (5,000)        (5,035)

Shares issued in connection
 with merger with Savage Mojo, Inc.                    --                    --             --                    --          4,000
Shares issued for services                             --                    --             --                    --          1,000
Contributed capital                                    --                    --             --                    --          5,672
Net loss                                               --               (57,151)            --                    --        (57,151)
                                              -----------           -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 2001                         (5,115)              (59,584)    (1,725,000)               (5,000)       (51,514)

Series A shares sold in private placement              --                    --             --                    --         95,500
Retire treasury stock                                  --                    --      1,725,000                 5,000             --
Shares issued as premium for notes                     --                    --             --                    --          1,470
Shares issued for Cohen employment
 agreement                                             --                    --             --                    --         74,845
Cancellation of outstanding stock
 returned by M. Klimes                                 --                    --             --                    --         (2,000)
Shares issued for services                             --                    --             --                    --         31,200
Payment of subscription receivable                  5,000                    --             --                    --          5,000
Write off of subscription receivable                  115                                                                       115
Net loss                                               --              (498,888)            --                    --       (498,888)
                                              -----------           -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 2002                             --              (558,472)            --                    --       (344,272)

Shares issued for services                             --                    --             --                    --          5,000
Series A shares sold in private placement              --                    --             --                    --        107,000
Series B shares sold in private placement              --                    --             --                    --          2,000
Net loss                                               --            (1,825,313)            --                    --     (1,825,313)
                                              -----------           -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 2003                             --            (2,383,785)            --                    --     (2,055,585)

Conversion of Series A to common                       --                    --             --                    --             --
Cancellation and refund of Series B                                                                                          (2,000)
Shares issued for services                             --                    --             --                    --        102,014
Shares issued for debt                                 --                    --             --                    --        250,000
Net loss                                               --            (2,188,203)            --                    --     (2,188,203)
                                              -----------           -----------    -----------           -----------    -----------

BALANCE, DECEMBER 31, 2004                             --            (4,571,988)            --                    --     (3,893,774)

Effects of 30: 1 reverse stock split                   --                    --             --                    --             --
Issuance of dividend shares                            --                    --             --                    --             --
Conversion of debt to preferred                                                                                           4,303,000
Acquisition of African American
  Medical Network, Inc.                                                                                                     430,587
Net loss                                               --            (1,965,302)            --                    --     (1,965,302)
                                              -----------           -----------    -----------           -----------    -----------
BALANCE, DECEMBER 31, 2005                             --            (6,537,290)            --                    --     (1,125,489)

Shares issued for services                                                                                                   98,477
Warrants exercised                                                                                                           24,110
Net loss                                               --              (873,176)            --                    --       (873,176)
                                              -----------           -----------    -----------           -----------    -----------

BALANCE, MARCH 31, 2006                       $        --           $(7,410,466)   $        --           $        --    $(1,876,078)
                                              ===========           ===========    ===========           ===========    ===========

     The accompanying footnotes are an integral part of these consolidated financial statements.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005
               FROM INCEPTION (OCTOBER 2, 1989) TO MARCH 31, 2006


                                                                                                            From
                                                                              March 31,                 Inception to
                                                                     -----------------------------        March 31,
                                                                        2006               2005             2006
                                                                     -----------       -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITES
  Net loss                                                           $  (873,176)      $  (466,916)      $(7,410,466)
     Adjustments to reconcile net loss to net cash flows from
        operating activities:
          Depreciation and amortization expense                           21,655             1,227            40,467
          Cash from acquisition of African American Medical
             Network, Inc.                                                    --                --             2,104
          Gain on sale of subsidiary                                          --                --            (2,421)
          Gain on extinguishment of debt                                      --                --            (1,404)
          Common stock issued for services                                98,478                --           306,537
          Changes in assets and liabilities:
             Accounts receivable                                         (46,541)            9,170           (46,541)
             Prepaid expenses                                            (78,276)           28,026          (114,272)
             Other receivables                                                50           (19,630)           65,571
             Security deposits                                                --                --            (7,596)
             Accounts payable                                             60,641            39,875           182,191
             Accrued expenses and other current liabilities              115,589           196,956         1,215,668
                                                                     -----------       -----------       -----------

Net cash flows (used) in operating activities                           (701,580)         (211,292)       (5,770,162)
                                                                     -----------       -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment                                                   (1,143)               --           (25,170)
                                                                     -----------       -----------       -----------

Net cash flows (used) in investing activities                             (1,143)               --           (25,170)
                                                                     -----------       -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Common stock issued for cash                                                --                --            14,185
  Common stock issued for exercise of warrants                            24,110                --            24,110
  Preferred stock issued for cash                                             --                --           202,500
  Proceeds from notes payable-net                                        622,918           250,000         5,574,090
                                                                     -----------       -----------       -----------

Net cash flows provided by financing activities                          647,028           250,000         5,814,885
                                                                     -----------       -----------       -----------

Increase (decrease) in cash                                              (55,695)           38,708            19,553
Cash, beginning of period                                                 75,248            18,793                --
                                                                     -----------       -----------       -----------
Cash, end of period                                                  $    19,553       $    57,501       $    19,553
                                                                     ===========       ===========       ===========

             SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest                                               $    52,524       $       253       $    61,803
                                                                     ===========       ===========       ===========

Acquisition of African American Medical Network, Inc.                $        --       $        --       $ 1,571,037
                                                                     ===========       ===========       ===========

Common Stock issued for debt                                         $        --       $        --       $   250,000
                                                                     ===========       ===========       ===========

Preferred Stock issued for debt                                      $        --       $        --       $ 4,303,000
                                                                     ===========       ===========       ===========

     The accompanying footnotes are an integral part of these consolidated financial statements.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2006


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Medical Media Television, Inc. ("Medical Media" or the "Company"; references to "we," "our" or "us" also mean the Company) was organized as a Florida corporation on October 2, 1989.

Medical Media is a development stage company, and as such has devoted its efforts since inception to developing and implementing its business plan, which includes but is not limited to establishing a subscriber network of approximately 3,000 veterinary clinics and hospitals, writing and producing its monthly DVD magazines, making contacts with potential advertisers, obtaining debt and equity financing, establishing its accounting systems, and performing other administrative functions. Medical Media's goal is to be recognized as a leading provider of advertiser-supported patient/parent/client medical education programming within the place-based media environment of medical specialty offices nationwide.

Medical Media provides advertiser-supported patient/parent/client medical education programming within the place-based media environment of medical specialty offices nationwide. Medical Media currently has two operating networks, PetCARE Television Network, Inc. ("PetCARE TV") and African American Medical Network, Inc. ("African American Medical Network"), and one network in development, KidCARE Medical Television Network, Inc. ("KidCARE TV").

PetCARE TV's goal is to provide animal health and welfare education to a large number of consumers of pet products and services while serving as a unique advertising medium for companies that market those goods and services. Our educational programming is currently aired in veterinary practices across the U.S., Canada, Puerto Rico, and Australia where it is viewed by an estimated 4 million pet owners each month. Each month PetCARE TV provides an updated DVD magazine focused on optimal healthcare for animal companions. PetCARE TV also sells an instructional DVD to veterinarians for them to give to their clients called Welcome Home Your New Friend.

African American Medical Network's goal is to provide educational programming to doctor's offices nationwide serving African American patients, and to provide an advertising medium for commercial advertisers to target their goods and services to these consumer patients. Our educational programming is currently aired in physician offices across the U.S. and will ultimately be viewed by the patients of the more than 15,000 doctors who serve the majority of the 35 million U.S. African Americans.

KidCARE TV plans to target parent consumers through pediatric offices nationwide with educational programming developed to create awareness about preventative health measures to educate parents on specific childhood diseases and problems, and to ultimately help build healthier children. Statistics provided by the American Academy of Pediatrics, whose membership has approximately 60,000 members in the U.S., Canada, and Latin America, indicates that there is only one pediatrician for every 2,040 children in the United States. The universe of pediatric waiting rooms in the U.S. is 30,000. KidCARE TV's three year objective is to have its programming viewed in 10,000 of those waiting rooms, increasing to 15,000 subscribers in its fifth year.

Basis of Accounting

Medical Media maintains its financial records and financial statements on the accrual basis of accounting. The accrual basis of accounting provides for a better matching of revenues and expenses.

Interim Information

The accompanying unaudited consolidated financial statements of Medical Media have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. All adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial condition and results of operations, have been included. Operating results for the three month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

Cash and Cash Equivalents

For purposes of the Consolidated Statements of Cash Flows, Medical Media considers amounts held by financial institutions and short-term investments with an original maturity of 90 days or less to be cash and cash equivalents.

Fiscal Year

Medical Media elected December 31 as its fiscal year.

Revenue Recognition

The Company generates revenue from three primary sources, namely advertisers on its DVD magazines (the "Advertisers"), subscribers to its network (the "Subscribers"), and the sale of our instructional DVD, Welcome Home Your New Friend. With regard to Advertisers, the Company recognizes revenue over the periods in which the advertisers' commercials appear on its DVD magazine. With regard to Subscribers, revenue is recognized proportionately over the length of the subscription agreement entered into by the Subscribers. With regard to Welcome Home Your New Friend, revenue is recognized in the period the DVDs are shipped.

Income Taxes

Medical Media records its federal and state tax liability in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". The deferred taxes payable are recorded for temporary differences between the recognition of income and expenses for tax and financial reporting purposes, using current tax rates. Deferred assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Since its inception, Medical Media has an accumulated loss of $7,410,466 for income tax purposes, which can be used to offset future taxable income through 2023. The potential tax benefit of this loss is as follows:

           Future tax benefit                             $ 2,223,140
           Valuation allowance                             (2,223,140)
                                                        ---------------

           Future tax benefit                             $         -
                                                        ===============

As of March 31, 2006, no deferred taxes were recorded in the accompanying financial statements.

Advertising Costs

Medical Media expenses the production costs of advertising the first time the advertising takes place.

Fixed Assets

Medical Media's fixed assets consist of computer equipment being depreciated over 3 years and leasehold improvements being depreciated over the remaining life of the current lease.

April 2005 Reverse Split and Other Actions

On April 6, 2005, the Company took actions to (i) change its name from PetCARE Television Network, Inc. to Medical Media Television, Inc.; (ii) combine the Company's issued and outstanding Common Stock on a 1:30 basis effective as of May 4, 2005; and (iii) declare and issue a dividend of two (2) shares of the Company's restricted common stock for each share of common stock held by shareholders of record as of May 10, 2005.

Going Concern

Medical Media was organized as a Florida corporation on October 2, 1989 and is a development stage company, and as such, has devoted its efforts since inception to developing and implementing its business plan. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements and the success of future operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B - COMMON AND PREFERRED STOCK

Start of trading on the OTC Bulletin Board

On February 2, 2004, Medical Media's Common Stock began trading on the OTC-Bulletin Board under the symbol PTNW. In April 2005 our symbol was changed to "MMTV". There is a limited public trading market for our Common Stock and a regular, more active trading market may not develop, or if developed, may not be sustained.

Common Stock

On April 5, 2005, the Company combined its issued and outstanding shares of Common Stock on a 1:30 basis effective as of May 4, 2005.

On January 10, 2006, the Company issued 10,000 shares of its restricted Common Stock to each member of the PetCARE TV Veterinary Advisory Board in their advisory capacities, for an aggregate of 130,000 shares.

On January 10, 2006, the Company issued 10,000 shares of its restricted Common Stock to each member of the African American Medical Network Medical Advisory Board in their advisory capacities, for an aggregate of 60,000 shares.

On January 18, 2006, the Company issued 56,195 shares of its restricted Common Stock to Jeffery Werber, DVM, a director and Chairman of the PetCARE TV Veterinary Advisory Board, in satisfaction of invoices totaling $22,478.

On March 6, 2006, the Company issued 41,670 shares of its restricted Common Stock to Vicis Capital Master Fund upon the exercise of its Series C Common Stock Purchase Warrants through the payment of $6,917.22 to the Company. These shares were previously registered pursuant to a registration statement on Form SB-2 which was declared effective by the Securities & Exchange Commission on March 1, 2006.

On March 6, 2006, the Company issued 104,167 shares of its restricted Common Stock to Vicis Capital Master Fund upon the exercise of its Series F Common Stock Purchase Warrants through the payment of $17,192.71 to the Company. These shares were previously registered pursuant to a registration statement on Form SB-2 which was declared effective by the Securities & Exchange Commission on March 1, 2006.

Preferred stock

Series A Zero Coupon Preferred Stock

The Company's Series A Zero Coupon Preferred Stock is non-voting capital stock and has a stated value of $1.00 per share and is convertible into the Company's Common Stock at the option of the holder any time after the date of issuance at the initial rate of $2.40 per share. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series A Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution an amount equal to One Million Three Hundred Seventy Five Thousand and No/100 Dollars ($1,375,000). There are currently 1,682,044 shares of Series A Zero Coupon Preferred Stock issued and outstanding. The common shares underlying the Series A Zero Coupon Preferred Stock were included in a registration statement on Form SB-2 filed with the SEC which was declared effective on March 1, 2006.

Series B Zero Coupon Preferred Stock

The Company's Series B Zero Coupon Preferred Stock is non-voting capital stock and has a stated value of $1.00 per share and is convertible into the Company's Common Stock at the option of the holder any time after the date of issuance at the initial rate of $3.00 per share. Of the 2,612,329 shares of Series B Zero Coupon Preferred Stock issued and outstanding, Vicis Capital owns 2,551,918 shares at an adjusted conversion price of $0.166 per share and Mark Maltzer owns 60,411 shares at a conversion rate of $2.40 per share. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series B Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution after taking into account the Series A Zero Coupon Preferred Stock liquidation preference, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Zero Coupon Preferred Stock, an amount equal to Two Million Three Hundred Thousand and No/100 Dollars ($2,300,000). The common shares underlying the Series B Zero Coupon Preferred Stock were included in a registration statement on Form SB-2 filed with the SEC which was declared effective on March 1, 2006.

Series C Zero Coupon Preferred Stock

The Company's Series C Zero Coupon Preferred Stock is non-voting capital stock and has a stated value of $1.00 per share and is convertible into the Company's Common Stock at the option of the holder any time after the date of issuance into that number of shares of our Common Stock determined by dividing the number of shares of Preferred Stock by the conversion price (initially equal to a ten percent (10%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series C Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution after taking into account the liquidation preference of the Series A Zero Coupon Preferred Stock and Series B Zero Coupon Preferred Stock, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series C Zero Coupon Preferred Stock., an amount equal to Four Hundred Thousand and No/Dollars ($400,000). There are currently 8,627 shares of Series C Zero Coupon Preferred Stock issued and outstanding. The pool of common shares underlying the Series C Zero Coupon Preferred Stock were included in a registration statement on Form SB-2 filed with the SEC which was declared on effective on March 1, 2006.

Treasury stock

Treasury stock is shown at cost.

Stock Options

We have an equity incentive plan available to key employees and consultants of the Company. Under the plan, we may grant options for up to 66,667 shares of Common Stock. In October 2003, the Company granted 5,303 options under this equity incentive plan. On March 23, 2006, the Company's Board of Directors approved the granting of the remaining options available under the plan. With the issuance of these options in April 2006, the 2002 Equity Incentive Plan was closed.

NOTE C - RELATED PARTY TRANSACTIONS

On May 16, 2002, we issued a non-interest bearing promissory note to James Calaway, a former director, in the original principal amount of $100,000 (the "Calaway Note"). At March 31, 2006, the principal balance due on the Calaway Note was $60,999.

In June 2002, we issued the following non-interest bearing promissory notes (the "Hugo/Turner Notes"), all of which remained outstanding at March 31, 2006:

      o Daniel V. Hugo, a former officer and director, in the amount of $25,000;
      o     Robert and Janna Hugo, in the amount of $6,000; and
      o     Robert and Jamie Turner, in the amount of $5,000.

At March 31, 2006, the principal balances due on the Hugo/Turner Notes were $16,668, $4,000, and $3,332 respectively.

NOTE D - CONVERTIBLE PROMISSORY NOTES

On November 16, 2005, the Company issued a Promissory Note to Laurence Wallace (the "Wallace Promissory Note") pursuant to the exemption from registration found in Section 4(2) of the Securities Act of 1933. The Wallace Promissory Note was issued in exchange for the cancellation of a similar promissory note held by Wallace in AFMN, Inc. under which Wallace loaned AFMN, Inc. an aggregate of $100,000 at an annual interest rate of eight percent (8%). On the maturity date of the Wallace Promissory Note, Wallace has the option to convert the principal amount of the Note into 100,000 units of Medical Media's securities pursuant to the terms of a Debt Conversion Agreement. Each unit consists of two shares of Medical Media's common stock (for an aggregate of 200,000 shares) and one warrant to purchase an additional share of Medical Media's common stock (for an aggregate of 100,000 warrants) with an exercise price of $1.00 per share. The Wallace Promissory Note is due on April 17, 2006. The common shares underlying the Wallace Promissory Note and common stock purchase warrants were included in the registration statement on Form SB-2 which was declared effective by the SEC on March 1, 2006.


On November 16, 2005, the Company issued a Promissory Note to Carmen Bernstein (the "Bernstein Promissory Note") pursuant to the exemption from registration found in Section 4(2) of the Securities Act of 1933. The Bernstein Promissory Note was issued in exchange for a similar promissory note held by Bernstein in AFMN, Inc. under which Bernstein loaned AFMN, Inc. an aggregate of $200,000 at an annual interest rate of ten percent (10%). On the maturity date of the Bernstein Promissory Note, Bernstein has the option to convert the principal amount of the Note into 200,000 units of Medical Media's securities pursuant to the terms of a Debt Conversion Agreement. Each unit consists of one share of the Medical Media's common stock (for an aggregate of 200,000 shares) and one warrant to purchase an additional share of Medical Media's common stock (for an aggregate of 200,000 warrants) with an exercise price of $2.00 per share. The Bernstein Promissory Note was due on December 14, 2005, and, as of the date of this filing, has not been repaid but has been extended indefinitely by mutual verbal agreement. The common shares underlying the Bernstein Promissory Note and common stock purchase warrants were included in the registration statement on Form SB-2 which was declared effective by the SEC on March 1, 2006.

On November 16, 2005, the Company issued Series AA Convertible Debenture for $412,000, Series AA Common Stock Purchase Warrants, and Series BB Common Stock Purchase Warrants to Vicis Capital pursuant to the exemption from the registration found in Section 4(2) of the Act of 1933. The Series AA Convertible Debenture was issued in exchange for a similar convertible debenture held by Vicis Capital in AFMN, Inc. Under the terms of the Series AA Common Stock Purchase Warrants, Vicis Capital may purchase up to 1,030,000 shares of the Company's Common Stock at an exercise price of $2.40 per share for a five (5) year period. Pursuant to the extension of the Series AA Convertible Debenture, the exercise price on the Series AA Common Stock Purchase Warrants was reset to $0.166 per share. Under the terms of the Series BB Common Stock Purchase Warrants, Vicis Capital may purchase up to 2,060,000 shares of the Company's Common Stock at an exercise price of $2.40 per share for a five (5) year period. Pursuant to the extension of the Series AA Convertible Debenture, the exercise price on the Series BB Common Stock Purchase Warrants was reset to $0.166 per share. The Series AA Convertible Debenture and Series AA and BB Common Stock Purchase Warrants may not be converted and exercised to the extent that Vicis Capital's overall ownership of the Company's Common Stock, giving effect to that conversion and together with the right to receive any Common Stock within sixty days of the conversion date, will exceed 4.99% of the Company's outstanding stock at that time. As a result of fees incurred in connection with the Series AA Debentures mentioned above, the Company issued Series BB Common Stock Purchase Warrants to MidTown Partners & Co., LLC to purchase 20,000 shares of the Company's Common Stock at an exercise price of $0.30 per share for a term of five years. Pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company issued Series BB Common Stock Purchase Warrants to MidTown Partners & Co, LLC in exchange for the cancellation of the AFMN, Inc. Series BB Common Stock Purchase Warrants. The issuance of the Series BB Common Stock Purchase Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the Series BB Common Stock Purchase Warrant was issued to institutional or accredited investors only. The common shares underlying the Series AA Convertible Debenture and the Series AA, BB, and CC Common Stock Purchase Warrants were included in the registration statement on Form SB-2 which was declared effective by the SEC on March 1, 2006.

On November 30, 2005, the Company issued to an individual investor its 12 month Convertible Promissory Note ("12 Month Note"). Pursuant to the terms of the 12 Month Note, the investor loaned the Company $1,000,000 under a loan schedule. The 12 Month Note bears interest at a rate of 20% per annum, compounded semi-annually. Interest shall be paid at the end of each calendar quarter in either shares of Series C Zero Coupon Preferred Stock of the Company valued at $1.00 per share, or cash, at the investor's option. The Series C Zero Coupon Preferred Stock shall be convertible into shares of the Company's Common Stock on the maturity date of the 12 Month Note at a 10% discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion. The Series C Zero Coupon Preferred Stock is subordinate to the Company's Series A Zero Coupon Preferred Stock and Series B Zero Coupon Preferred Stock. At maturity, the 12 Month Note may, at the option of the investor, be converted into Common Stock of the Company at a fixed conversion price of $.40 per share. With the consent of the Company and the investor, the 12 Month Note may be extended for an additional twelve months, with the terms of the interest payments remaining the same. The 12 Month Note is not convertible such that the investor's overall Common Stock ownership position in the Company exceeds 4.99%; provided, however, that upon investor providing the Company with sixty-one (61) days notice (the "Waiver Notice") that investor would like to waive this restriction with regard to any or all shares of Common Stock issuable upon exercise of the conversion feature of the 12 Month Note, this restriction will be of no force or effect with regard to all or a portion of the 12 Month Note referenced in the Waiver Notice, and provided further that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the expiration of the term of the 12 Month Note. The Company also issued the investor 2,500,000 five-year Common Stock Purchase Warrants with an exercise price of $0.75 per share. The warrants are not exercisable such that the investor's overall Common Stock ownership position in the Company exceeds 4.99%. On December 31, 2005 the Company issued 8,627 shares of its Series C Zero Coupon Preferred Stock as payment for $8,627 interest accrued through December 31, 2005. The 8,627 shares are convertible into 9,586 shares of the Company's Common Stock. As fees incurred in connection with the 12 Month Convertible Promissory Note, the Company issued Common Stock Purchase Warrants to purchase 300,000 shares of the Company's Common Stock at an exercise price of $0.75 per share for a term of five years to Allderdice Media, Inc. The issuance of the 12 Month Note and Common Stock Purchase Warrant was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the 12 Month Note and Common Stock Purchase Warrant was issued to institutional or accredited investors only. The common shares underlying the 12-Month Note and the common stock purchase warrants described above were included in the registration statement on Form SB-2 which was declared effective by the SEC on March 1, 2006.

On January 27, 2006, the Company and CapitalSmart, LLC, a California limited liability corporation, (the "Investor") entered into a Note Purchase Agreement pursuant to which the Investor agreed to loan the Company $250,000 on February 15, 2006 and $750,000 on March 31, 2006. As of March 31, 2006, the Investor has loaned the Company $347,356 and by verbal agreement will loan the balance of the $1,000,000 on or before May 31, 2006. As of the date of this filing, $156,438 of the remaining balance due has been loaned to the Company. The Note Purchase Agreement provides that the Company issue a convertible promissory note in the original aggregate face amount of $1,000,000 (the "CapitalSmart Note") and warrants to purchase 2,500,000 shares of the Company's common stock (the "Warrants") to the investor. As of March 31, 2006 and to date, the Company has issued 625,000 Warrants. The issuance of the CapitalSmart Note and Common Stock Purchase Warrant was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the CapitalSmart Note and Common Stock Purchase Warrant was issued to institutional or accredited investors only. The Warrants have a term of five (5) years with an exercise price of $0.75 per share (the "Exercise Price"). The Investor cannot exercise the Warrants if such exercise causes the Investor's overall ownership of the Company's common stock to exceed 4.99% of the then issued and outstanding shares of common stock of the Company. Pursuant to the terms of the Note
Purchase Agreement, the Company issued the Note on February 15, 2006. The CapitalSmart Note matures twelve months from the date of issuance (the "Maturity Date") and accrues interest at a rate of 20% (compounded semi-annually). Interest is payable at the end of each quarter in either (i) shares of the Company's Series C Zero Coupon Preferred Stock valued a $1.00 per share, or (ii) cash, at the option of the Investor. The first interest payment due on March 31, 2006 of $6,438 was paid to the Investor on April 1, 2006. On the Maturity Date, the Investor will have the option to convert the CapitalSmart Note into shares of the Company's common stock at a fixed conversion price of $0.40 per share. However, the CapitalSmart Note shall not be convertible if such conversion would cause the Investor's ownership of the Company's common stock to exceed 4.99% of the then issued and outstanding shares of common stock of the Company; provided, however, the Investor may provide the Company with sixty-one (61) days notice (the "Waiver Notice") that the Investor would like to waive this restriction with regard to any or all of the shares of common stock issuable upon exercise of this conversion feature of the CapitalSmart Note. If the Investor provides such notice, this restriction will be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice. This provision also shall be of no further force or effect during the sixty-one (61) days immediately preceding the Maturity Date. With the consent of both the Company and the Investor, the CapitalSmart Note may be extended for an additional 12 months, with the terms of the interest payments remaining the same. The common shares underlying the CapitalSmart Note and the common stock purchase warrants to be issued pursuant to the Note Purchase Agreement were included in the registration statement on Form SB-2 which was declared effective by the SEC on March 1, 2006.

On March 31, 2006, the Company issued a Convertible Promissory Note to Elaine G. Edinburg for $10,000 and five-year warrants to purchase 25,000 shares of the Company's common stock at $0.75 per share (the "Edinburg Note"). The Edinburg Note will mature twelve months from the date of issuance (the "Maturity Date") and will accrue interest at a rate of 20% (compounded semi-annually). Interest will be paid at the end of each quarter in either (i) shares of the Company's Series C Zero Coupon Preferred Stock valued a $1.00 per share, or (ii) cash, at the option of the Investor. The first interest payment is due June 30, 2006. On the Maturity Date, the Investor will have the option to convert the Edinburg
Note into shares of the Company's common stock at a fixed conversion price of $0.40 per share. With the consent of both the Company and the Investor, the Edinburg Note may be extended for an additional 12 months, with the terms of the interest payments remaining the same.

NOTE E - COMMITMENTS AND CONTINGENCIES


On June 5, 2002, the Company entered into an Employment Agreement ("Original Agreement") with Philip Cohen. On March 23, 2006, the Original Agreement was replaced in its entirety with an Amended Employment Agreement ("Agreement") with respect to the provision of services as our Chief Executive Officer and President. The essential terms of the Agreement are as follows:

      o Mr. Cohen is employed for the period commencing on March 1, 2006 until terminated by the occurrence of one of the described terminating events.
      o Mr. Cohen is entitled to a base salary of $150,000 per year, payable in monthly installments of $12,500, which salary will be renegotiated at the end of each fiscal year, however the base salary shall not be reduced without the written consent of Mr. Cohen, which consent can be withheld in his sole and absolute discretion.
      o Mr. Cohen is entitled to a number of employee benefits under the agreement, including the provision of an automobile and the right to participate in company benefit plans, including any bonus plans established for management, and vacation.

The agreement requires that Mr. Cohen devote such time and attention to our business and affairs as is reasonably necessary to carry out his duties; provided, however, that he must devote no less than forty hours per week to his duties for us. The agreement also contains specific termination clauses.

In August 2003, the Company entered into a sixty-two (62) month lease agreement commencing on October 1, 2003 with Liberty Property Limited Partnership for approximately 3,800 square feet of office/warehouse space located at 8406 Benjamin Road, Suite C, Tampa, Florida 33634. Under this agreement, minimum lease expense for the 12 months ended December 31, 2006 and 2007 and the eleven months ended November 30, 2008 will be approximately, $40,300, $41,100 and $38,500 respectively.

At December 31, 2005, the Company had a consulting agreement in place with Mr. James Calaway, a member of its Board of Directors. The agreement states that Mr. Calaway provide financial consulting services, at the direction of the Board of Directors, for the amount of $667 per month.

On June 1, 2005, PetCARE TV entered into an employment agreement with Bernard J. Kouma with respect to the provision of services as its President. The essential terms of the employment agreement are as follows:

      o Mr. Kouma is entitled to a base salary of $72,000 per year. Salary increases are at the discretion of the board of directors.
      o     The agreement terminates on May 31, 2010.
      o Mr. Kouma is entitled to a number of employee benefits under the agreement, including the right to participate in company benefit plans, including any bonus plans established for management.
      o     There is a two-year non-compete clause.
      o     The agreement also contains specific termination clauses.

On November 16, 2005, African American Medical Network entered into an employment agreement with Robert Cambridge with respect to the provision of services as its President. The essential terms of the employment agreement are as follows:

      o Mr. Cambridge is entitled to a base salary of $72,000 per year. Salary increases are at the discretion of the board of directors.
      o     The agreement terminates on November 15, 2010.
      o Mr. Cambridge is entitled to a number of employee benefits under the agreement, including the right to participate in company benefit plans, including any bonus plans established for management.
      o     There is a two-year non-compete clause.
      o     The agreement also contains specific termination clauses.

On November 16, 2005, the Company entered into an employment agreement with Donald R. Mastropietro with respect to the provision of services as our Sr. Vice President Finance, Chief Financial Officer, Treasurer, and Assistant Secretary. The essential terms of the employment agreement are as follows:

      o Mr. Mastropietro is entitled to a base salary of $128,400 per year. Salary increases are at the discretion of the board of directors.
      o     The agreement terminates on November 15, 2010.
      o Mr. Mastropietro is entitled to a number of employee benefits under the agreement, including the right to participate in company benefit plans, including any bonus plans established for management.
      o     There is a two-year non-compete clause.
      o     The agreement also contains specific termination clauses.

On November 16, 2005, the Company entered into an employment agreement with Charles V. Richardson with respect to the provision of services as our Sr. Vice President Marketing and Chief Marketing Officer. The essential terms of the employment agreement are as follows:

      o Mr. Richardson is entitled to a base salary of $150,000 per year. Salary increases are at the discretion of the board of directors.
      o     The agreement terminates on March 31, 2009.
      o Mr. Richardson is entitled to a number of employee benefits under the agreement, including the right to participate in company benefit plans, including any bonus plans established for management.
      o     There is a two-year non-compete clause.
      o     The agreement also contains specific termination clauses.

On November 16, 2005, the Company entered into an employment agreement with Teresa J. Bray with respect to the provision of services as our Vice President Administration/Compliance and Secretary. The essential terms of the employment agreement are as follows:

      o Ms. Bray is entitled to a base salary of $118,400 per year. Salary increases are at the discretion of the board of directors.
      o     The agreement terminates on November 15, 2010.
      o Ms. Bray is entitled to a number of employee benefits under the agreement, including the right to

      o participate in company benefit plans, including any bonus plans established for management.
      o     There is a two-year non-compete clause.
      o     The agreement also contains specific termination clauses.

On March 1, 2006, KidCARE TV entered into an employment agreement with Elaine K. Mann with respect to the provision of services as its President. The essential terms of the employment agreement are as follows:

      o Ms. Mann is entitled to a base salary of $72,000 per year. Salary increases are at the discretion of the board of directors.
      o     The agreement terminates on February 28, 2009.
      o Ms. Mann is entitled to a number of employee benefits under the agreement, including the right to participate in company benefit plans, including any bonus plans established for management.
      o     There is a two-year non-compete clause.
      o     The agreement also contains specific termination clauses.

NOTE F - CONTRACTS

On January 1, 2006, the Company entered into a one-year Consulting Agreement with Saddle Ranch Productions, Inc. ("Saddle Ranch"), a Florida corporation, wherein Saddle Ranch will provide consulting services; specifically relating to:
(i) all areas of video production, editing, and mastering; (ii) all areas of marketing, specifically related to geographic expansion of the networks and subscriber base; and (iii) all areas of advertising sales, including but not limited to the employment of regional sales directors for the express purpose of soliciting and obtaining advertising contracts and/or insertion orders for the Company's networks with concentration on providing product adjacencies and/or exclusivity for multi-network purchases. The Company will pay Saddle Ranch an aggregate of $19,000 per month for the consulting services.

On January 3, 2006, PetCARE TV entered into a three-year Distribution Agreement with Butler Animal Health Supply ("Butler AHS") granting Butler AHS the exclusive distribution rights to sell PetCARE TV's veterinary client education products (including annual subscriptions to the monthly DVD magazine and Welcome Home Your New Friend DVDs) to veterinarian hospitals within the U.S. Butler is the nation's largest distributor of companion animal health supplies to veterinarians. Headquartered in Dublin, Ohio, Butler operates across the U.S. with 15 distribution centers and 8 tele-centers. Butler serves over 29,000 veterinary clinics in all 50 states and distributes over 15,000 products for more than 300 vendors.

On March 13, 2006, PetCARE TV entered into a two-year Affinity Program Agreement with American Animal Hospital Association ("AAHA") granting AAHA the exclusive distribution rights to sell PetCARE TV's veterinary client education products (including annual subscriptions to the monthly DVD magazine and Welcome Home Your New Friend DVDs) to all AAHA member hospitals within the U.S. There are approximately 3,000 AAHA-accredited hospitals and AAHA will be promoting PetCARE TV's client education programming as a value-added benefit to its membership.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

Overview

Medical Media was organized as a Florida corporation on October 2, 1989. Medical Media is a development stage company, and as such has devoted its efforts since inception to developing and implementing its business plan, which includes but is not limited to establishing a subscriber network of approximately 3,000 veterinary clinics and hospitals, writing and producing its monthly DVD magazines, making contacts with potential advertisers, obtaining debt and equity financing, establishing its accounting systems, and performing other administrative functions. Medical Media's goal is to be recognized as a leading provider of advertiser-supported patient/parent/client medical education programming within the place-based media environment of medical specialty offices nationwide.

Medical Media provides advertiser-supported patient/parent/client medical education programming within the place-based media environment of medical specialty offices nationwide. Medical Media currently has two operating networks, PetCARE Television Network, Inc. ("PetCARE TV") and African American Medical Network, Inc. ("African American Medical Network"), and one network in development, KidCARE Medical Television Network, Inc. ("KidCARE TV").

PetCARE TV's goal is to provide animal health and welfare education to a large number of consumers of pet products and services while serving as a unique advertising medium for companies that market those goods and services. Our educational programming is currently aired in veterinary practices across the U.S., Canada, Puerto Rico, and Australia where it is viewed by an estimated 4 million pet owners each month. Each month PetCARE TV provides an updated DVD magazine focused on optimal healthcare for animal companions. PetCARE TV also sells an instructional DVD to veterinarians for them to give to their clients called Welcome Home Your New Friend.

African American Medical Network's goal is to provide educational programming to doctor's offices nationwide serving African American patients, and to provide an advertising medium for commercial advertisers to target their goods and services to these consumer patients. Our educational programming is currently aired in physician offices across the U.S. and will ultimately be viewed by the patients of the more than 15,000 doctors who serve the majority of the 35 million U.S. African Americans.

KidCARE TV plans to target parent consumers through pediatric offices nationwide with educational programming developed to create awareness about preventative health measures to educate parents on specific childhood diseases and problems, and to ultimately help build healthier children. Statistics provided by the American Academy of Pediatrics, whose membership has approximately 60,000 members in the U.S., Canada, and Latin America, indicates that there is only one pediatrician for every 2,040 children in the United States. The universe of pediatric waiting rooms in the U.S. is 30,000. KidCARE TV's three year objective is to have its programming viewed in 10,000 of those waiting rooms, increasing to 15,000 subscribers in its fifth year.

On May 4, 2005, the Company combined its issued and outstanding Common Stock on a 1:30 basis. On May 10, 2005, the Company issued a dividend of two (2) shares of the Company's restricted Common Stock for each share of Common Stock held by shareholders of record as of May 10, 2005 with a payment date of May 17, 2005.

We have expended approximately $5,770,000 through March 31, 2006 in developing our business plan. For the period from the implementation of our current business plan (June 2002) through March 31, 2006, we have generated revenue of $174,574 from advertising and $35,749 from sales of Welcome Home Your New Friend (instructional DVDs for new pet owners sold to veterinarians for further distribution to their clients). Also during that period, we generated revenue from subscription sales to veterinarian offices of $86,070 of which $46,490 is recorded as deferred revenue.

Our websites were developed in cooperation with third party consultants. We are in the process of updating these websites which will be maintained by us going forward. We use our websites (www.medicalmediatelevision.com, www.petcaretv.com, www.africanamericanmedicalnetwork.com, and www.kidcaretv.com) primarily as an information tool for prospective subscribers and advertisers who can log on to find out about our businesses. Prospective subscribers are allowed to view our current programming, review frequently asked questions, review our subscription process, and print out a subscription agreement.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to contingencies, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

The Company generates revenue from three primary sources, namely advertisers on its DVD magazines (the "Advertisers"), subscribers to its network (the "Subscribers"), and the sale of our instructional DVD, Welcome Home Your New Friend. With regard to Advertisers, the Company recognizes revenue over the periods in which the advertisers' commercials appear on its DVD magazine. With regard to Subscribers, revenue is recognized proportionately over the length of the subscription agreement entered into by the Subscribers. With regard to Welcome Home Your New Friend, revenue is recognized in the period the DVDs are shipped.

PLAN OF OPERATIONS

Results of Operations - Inception (October 2, 1989) to March 31, 2006

From inception to March 31, 2006, we had losses totaling $7,410,466. For this period, our general and administrative costs totaled $3,649,035 or 55% of total operating expenses. DVD production costs totaled $586,096 or 9% of total operating expenses, and sales and marketing costs totaled $2,194,255 or 33% of total operating expenses. The remainder of operating expense is represented by depreciation and amortization that totaled $177,392 or 3% of total operating expenses.

Results of  Operations  - Comparison  of Three Months  Ending March 31, 2006 and
2005

For the three-month period ending March 31, 2006, we had losses totaling $873,176, compared to losses of $466,916 for the same period in 2005. This is an increase of $406,260. During the three-month period ending March 31, 2006, our general and administration costs totaled $380,375 compared to $172,570 for the same period in 2005, which is primarily a result of: (i) costs related to our recently filed registration statement on Form SB-2, (ii) placement fees related to the 12-Month Note and the CapitalSmart funding, and (iii) administrative expenses related to the operation of our newly acquired subsidiary, African
American Medical Network. Our DVD production costs totaled $62,030 for the period ending March 31, 2006, compared to $36,519 for the same period in 2005. This increase is a result of additional production efforts related to African American Medical Network. Our sales and marketing costs totaled $362,569 for the three months ending March 31, 2006, compared to $120,410 for the same period in 2005. This increase is a result of stepped up sales and marketing efforts related to PetCARE TV and the addition of African American Medical Network. Depreciation and amortization costs totaled $21,654 for the three months ended March 31, 2006, which includes amortization of certain intangible assets acquired in the acquisition of African American Medical Network.

LIQUIDITY AND CAPITAL RESOURCES

We had approximately $87,000 of cash on hand as of May 3, 2006. We believe that our cash on hand, pending funding, and anticipated revenues will fund our operations going forward and will be sufficient to satisfy our operating requirements through December, 2006.

On May 16, 2002, we issued a non-interest bearing promissory note to James Calaway, a shareholder and former director, in the original principal amount of $100,000 (the "Calaway Note"). At March 31, 2006, the principal balance due on the Calaway Note was $61,000.

In June 2002, we issued the following shareholders non-interest bearing promissory notes (the "Hugo/Turner Notes"), all of which remained due and payable at March 30, 2006:

      o     Daniel V. Hugo, a former officer/director, in the amount of $16,668;

      o     Robert and Janna Hugo, in the amount of $4,000; and

      o     Robert and Jamie Turner, in the amount of $3,332.

On May 6, 2005, the Company issued to Vicis Capital its Series B Convertible Debenture ("Series B Convertible Debenture"), Series D Common Stock Purchase Warrants, Series E Common Stock Purchase Warrants, and Series F Common Stock Purchase Warrants pursuant to the exemption from registration found in Section 4(2) of Regulation D under the Securities Act of 1933. Pursuant to the terms of the Series B Convertible Debenture, Vicis Capital loaned the Company an aggregate of $250,000 at an annual rate of interest of fifteen percent (15%). The Series B Convertible Debenture has a term of 24 months and the Company has the option to pay the interest semi-annually in cash or in shares of its registered Common Stock at a ten percent (10%) discount to the market price based on the average five (5) days Volume Weighted Average Closing Price of the Company's Common Stock for the five (5) trading days prior to payment. On the date of maturity of the Series B Convertible Debenture, Vicis Capital has the option to convert the Series B Convertible Debenture into post-split shares of the Company's Common Stock at a price of $2.40 per share. Under the terms of the Series D Common Stock Purchase Warrants, Vicis Capital may purchase up to 104,167 post-split shares of the Company's Common Stock at an exercise price of $2.40 per share for a ten (10) year period. Under the terms of the Series E Common Stock Purchase Warrants, Vicis Capital may purchase up to 104,167 post-split shares of the Company's Common Stock at an exercise price of $2.40 per share for a five (5) year period. Under the terms of the Series F Common Stock Purchase Warrants, Vicis Capital may purchase up to 104,167 post-split shares of the Company's Common Stock at an exercise price of $2.40 per share for a one-year period. The Series B Convertible Debenture and Series D, E, and F Common Stock Purchase Warrants may not be converted and exercised to the extent that Vicis Capital's overall ownership of the Company's Common Stock, giving effect to that conversion and together with the right to receive any Common Stock within sixty days of the conversion date, will exceed 4.99% of the Company's outstanding stock at that time.

As a result of fees incurred in connection with the Series B Debentures mentioned above, the Company issued Series D Common Stock Purchase Warrants to MidTown Partners & Co., LLC to purchase 20,000 post-split shares of the Company's Common Stock at an exercise price of $2.40 per share for a term of five years.

On November 16, 2005, the Company issued a Promissory Note to Laurence Wallace (the "Wallace Promissory Note") pursuant to the exemption from registration found in Section 4(2) of the Securities Act of 1933. The Wallace Promissory Note was issued in exchange for the cancellation of a similar promissory note held by Wallace in AFMN, Inc. under which Wallace loaned AFMN, Inc. an aggregate of $100,000 at an annual interest rate of eight percent (8%). On the maturity date of the Wallace Promissory Note, Wallace has the option to convert the principal amount of the Note into 100,000 units of Medical Media's securities pursuant to the terms of a Debt Conversion Agreement. Each unit consists of two shares of Medical Media's common stock (for an aggregate of 200,000 shares) and one warrant to purchase an additional share of Medical Media's common stock (for an aggregate of 100,000 warrants) with an exercise price of $1.00 per share. The Wallace Promissory Note is due on April 17, 2006. The common shares underlying the Wallace Promissory Note and common stock purchase warrants were included in the registration statement on Form SB-2 which was declared effective by the SEC on March 1, 2006.

On November 16, 2005, the Company issued a Promissory Note to Carmen Bernstein (the "Bernstein Promissory Note") pursuant to the exemption from registration found in Section 4(2) of the Securities Act of 1933. The Bernstein Promissory Note was issued in exchange for a similar promissory note held by Bernstein in AFMN, Inc. under which Bernstein loaned AFMN, Inc. an aggregate of $200,000 at an annual interest rate of ten percent (10%). On the maturity date of the Bernstein Promissory Note, Bernstein has the option to convert the principal amount of the Note into 200,000 units of Medical Media's securities pursuant to the terms of a Debt Conversion Agreement. Each unit consists of one share of the Medical Media's common stock (for an aggregate of 200,000 shares) and one warrant to purchase an additional share of Medical Media's common stock (for an aggregate of 200,000 warrants) with an exercise price of $2.00 per share. The Bernstein Promissory Note was due on December 14, 2005, and, as of the date of this filing, has not been repaid but has been extended indefinitely by mutual verbal agreement. The common shares underlying the Bernstein Promissory Note and common stock purchase warrants were included in the registration statement on Form SB-2 which was declared effective by the SEC on March 1, 2006.

On November 16, 2005, the Company issued Series AA Convertible Debenture for $412,000, Series AA Common Stock Purchase Warrants, and Series BB Common Stock Purchase Warrants to Vicis Capital pursuant to the exemption from the registration found in Section 4(2) of the Act of 1933. The Series AA Convertible Debenture was issued in exchange for a similar convertible debenture held by Vicis Capital in AFMN, Inc. Under the terms of the Series AA Common Stock Purchase Warrants, Vicis Capital may purchase up to 1,030,000 shares of the Company's Common Stock at an exercise price of $2.40 per share for a five (5) year period. Pursuant to the extension of the Series AA Convertible Debenture, the exercise price on the Series AA Common Stock Purchase Warrants was reset to $0.166 per share. Under the terms of the Series BB Common Stock Purchase Warrants, Vicis Capital may purchase up to 2,060,000 shares of the Company's Common Stock at an exercise price of $2.40 per share for a five (5) year period. Pursuant to the extension of the Series AA Convertible Debenture, the exercise price on the Series BB Common Stock Purchase Warrants was reset to $0.166 per share. The Series AA Convertible Debenture and Series AA and BB Common Stock Purchase Warrants may not be converted and exercised to the extent that Vicis Capital's overall ownership of the Company's Common Stock, giving effect to that conversion and together with the right to receive any Common Stock within sixty days of the conversion date, will exceed 4.99% of the Company's outstanding stock at that time. As a result of fees incurred in connection with the Series AA Debentures mentioned above, the Company issued Series BB Common Stock Purchase Warrants to MidTown Partners & Co., LLC to purchase 20,000 shares of the Company's Common Stock at an exercise price of $0.30 per share for a term of five years. Pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company issued Series BB Common Stock Purchase Warrants to MidTown Partners & Co, LLC in exchange for the cancellation of the AFMN, Inc. Series BB Common Stock Purchase Warrants. The issuance of the Series BB Common Stock Purchase Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the Series BB Common Stock Purchase Warrant was issued to institutional or accredited investors only. The common shares underlying the Series AA Convertible Debenture and the Series AA, BB, and CC Common Stock Purchase Warrants were included in the registration statement on Form SB-2 which was declared effective by the SEC on March 1, 2006.

On November 30, 2005, the Company issued to an individual investor its 12 month Convertible Promissory Note ("12 Month Note"). Pursuant to the terms of the 12 Month Note, an investor loaned the Company $1,000,000 under a loan schedule. The 12 Month Note bears interest at a rate of 20% per annum, compounded semi-annually. Interest shall be paid at the end of each calendar quarter in either shares of Series C Zero Coupon Preferred Stock of the Company valued at $1.00 per share, or cash, at the investor's option. The Series C Zero Coupon Preferred Stock shall be convertible into shares of the Company's Common Stock on the maturity date of the 12 Month Note at a 10% discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion. The Series C Zero Coupon Preferred Stock is subordinate to the Company's Series A Zero Coupon Preferred Stock and Series B Zero Coupon Preferred Stock. At maturity, the 12 Month Note may, at the option of the investor, be converted into Common Stock of the Company at a fixed conversion price of $.40 per share. With the consent of the Company and the investor, the 12 Month Note may be extended for an additional twelve months, with the terms of the interest payments remaining the same. The 12 Month Note is not convertible such that the investor's overall Common Stock ownership position in the Company exceeds 4.99%; provided, however, that upon investor providing the Company with sixty-one (61) days notice (the "Waiver Notice") that investor would like to waive this restriction with regard to any or all shares of Common Stock issuable upon exercise of the conversion feature of the 12 Month Note, this restriction will be of no force or effect with regard to all or a portion of the 12 Month Note referenced in the Waiver Notice, and provided further that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the expiration of the term of the 12 Month Note. The Company also issued the investor 2,500,000 five-year Common Stock Purchase Warrants with an exercise price of $0.75 per share. The warrants are not exercisable such that the investor's overall Common Stock ownership position in the Company exceeds 4.99%. On December 31, 2005 the Company issued 8,627 shares of its Series C Zero Coupon Preferred Stock as payment for $8,627 interest accrued through December 31, 2005. The 8,627 shares are convertible into 9,586 shares of the Company's Common Stock. As fees incurred in connection with the 12 Month Convertible Promissory Note, the Company issued Common Stock Purchase Warrants to purchase 300,000 shares of the Company's Common Stock at an exercise price of $0.75 per share for a term of five years to Allderdice Media, Inc. The issuance of the 12 Month Note and Common Stock Purchase Warrant was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the 12 Month Note and Common Stock Purchase Warrant was issued to institutional or accredited investors only. The common shares underlying the 12-Month Note and the common stock purchase warrants described above were included in the registration statement on Form SB-2 which was declared effective by the SEC on March 1, 2006.

On January 27, 2006, the Company and CapitalSmart, LLC, a California limited liability corporation, (the "Investor") entered into a Note Purchase Agreement pursuant to which the Investor agreed to loan the Company $250,000 on February 15, 2006 and $750,000 on March 31, 2006. As of March 31, 2006, the Investor has loaned the Company $347,356 and by verbal agreement will loan the balance of the $1,000,000 on or before May 31, 2006. As of the date of this filing, $156,438 of the balance due has been loaned to the Company. The Note Purchase Agreement provides that the Company issues a convertible promissory note in the original aggregate face amount of $1,000,000 (the "CapitalSmart Note") and warrants to purchase 2,500,000 shares of the Company's common stock (the "Warrants") to the investor. As of March 31, 2006 and to date, the Company has issued 625,000 Warrants. The issuance of the CapitalSmart Note and Common Stock Purchase Warrant was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the CapitalSmart Note and Common Stock Purchase Warrant was issued to institutional or accredited investors only. The Warrants have a term of five (5) years with an exercise price of $0.75 per share (the "Exercise Price"). The Investor cannot exercise the Warrants if such exercise causes the Investor's overall ownership of the Company's common stock to exceed 4.99% of the then issued and outstanding shares of common stock of the Company. Pursuant to the terms of the Note Purchase Agreement, the Company issued the Note on February 15, 2006. The CapitalSmart Note matures twelve months from the date of issuance (the "Maturity Date") and accrues interest at a rate of 20% (compounded semi-annually). Interest is payable at the end of each quarter in either (i) shares of the Company's Series C Zero Coupon Preferred Stock valued a $1.00 per share, or (ii) cash, at the option of the Investor. The first interest payment due on March 31, 2006 of $6,438 was paid to the Investor on April 1, 2006. On the Maturity Date, the Investor will have the option to convert the CapitalSmart Note into shares of the Company's common stock at a fixed conversion price of $0.40 per share. However, the CapitalSmart Note shall not be convertible if such conversion would cause the Investor's ownership of the Company's common stock to exceed 4.99% of the then issued and outstanding shares of common stock of the Company; provided, however, the Investor may provide the Company with sixty-one (61) days notice (the "Waiver Notice") that the Investor would like to waive this restriction with regard to any or all of the shares of common stock issuable upon exercise of this conversion feature of the CapitalSmart Note. If the Investor provides such notice, this restriction will be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice. This provision also shall be of no further force or effect during the sixty-one (61) days immediately preceding the Maturity Date. With the consent of both the Company and the Investor, the CapitalSmart Note may be extended for an additional 12 months, with the terms of the interest payments remaining the same. The common shares underlying the CapitalSmart Note and the common stock purchase warrants to be issued pursuant to the Note Purchase Agreement were included in the registration statement on Form SB-2 which was declared effective by the SEC on March 1, 2006.

On March 31, 2006, the Company issued a Convertible Promissory Note to Elaine G. Edinburg for $10,000 and five-year warrants to purchase 25,000 shares of the Company's common stock at $0.75 per share (the Edinburg Note"). The Edinburg Note will mature twelve months from the date of issuance (the "Maturity Date") and will accrue interest at a rate of 20% (compounded semi-annually). Interest will be paid at the end of each quarter in either (i) shares of the Company's Series C Zero Coupon Preferred Stock valued a $1.00 per share, or (ii) cash, at the option of the Investor. The first interest payment is due June 30, 2006. On the Maturity Date, the Investor will have the option to convert the Edinburg
Note into shares of the Company's common stock at a fixed conversion price of $0.40 per share. With the consent of both the Company and the Investor, the Edinburg Note may be extended for an additional 12 months, with the terms of the interest payments remaining the same.

PREFERRED STOCK

Series A Zero Coupon Preferred Stock

The Company's Series A Zero Coupon Preferred Stock is non-voting capital stock and has a stated value of $1.00 per share and is convertible into the Company's Common Stock at the option of the holder any time after the date of issuance at the initial rate of $2.40 per share. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series A Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution an amount equal to One Million Three Hundred Seventy Five Thousand and No/100 Dollars ($1,375,000). There are currently 1,682,044 shares of Series A Zero Coupon Preferred Stock issued and outstanding. The common shares underlying the Series A Zero Coupon Preferred Stock were included in a registration statement on Form SB-2 filed with the SEC which was declared effective on March 1, 2006.

Series B Zero Coupon Preferred Stock

The Company's Series B Zero Coupon Preferred Stock is non-voting capital stock and has a stated value of $1.00 per share and is convertible into the Company's Common Stock at the option of the holder any time after the date of issuance at the initial rate of $3.00 per share. Of the 2,612,329 shares of Series B Zero Coupon Preferred Stock issued and outstanding, Vicis Capital owns 2,551,918 shares at an adjusted conversion price of $0.166 per share and Mark Maltzer owns 60,411 shares at a conversion rate of $2.40 per share. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series B Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution after taking into account the Series A Zero Coupon Preferred Stock liquidation preference, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Zero Coupon Preferred Stock, an amount equal to Two Million Three Hundred Thousand and No/100 Dollars ($2,300,000). The common shares underlying the Series B Zero Coupon Preferred Stock were included in a registration statement on Form SB-2 filed with the SEC which was declared effective on March 1, 2006.

Series C Zero Coupon Preferred Stock

The Company's Series C Zero Coupon Preferred Stock is non-voting capital stock and has a stated value of $1.00 per share and is convertible into the Company's Common Stock at the option of the holder any time after the date of issuance into that number of shares of our Common Stock determined by dividing the number of shares of Preferred Stock by the conversion price (initially equal to a ten percent (10%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series C Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution after taking into account the liquidation preference of the Series A Zero Coupon Preferred Stock and Series B Zero Coupon Preferred Stock, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series C Zero Coupon Preferred Stock., an amount equal to Four Hundred Thousand and No/Dollars ($400,000). There are currently 8,627 shares of Series C Zero Coupon Preferred Stock issued and outstanding. The pool of common shares underlying the Series C Zero Coupon Preferred Stock were included in a registration statement on Form SB-2 filed with the SEC which was declared on effective on March 1, 2006.

From inception through March 31, 2006, we incurred interest expense of $1,008,407. This amount includes accrued interest totaling approximately $68,516 related to the Capital Smart Note, the Series B Convertible Debenture, the Vicis $412,000 Note, and the Bernstein and Wallace Promissory Notes. It also includes a $250,000 non-cash payment of interest related to the Victus February Note (in May 2004, we issued 11,905 shares of our Common Stock at $21.00 per share and 23,810 Common Stock Purchase Warrants in lieu of $250,000 in interest due), a $307,044 payment of interest related to the Edge Notes (which was paid through the issuance of 307,044 shares of Series A Zero Coupon Preferred Stock), a $312,329 payment of interest related to the Vicis Debentures and Maltzer Note (which was paid through the issuance of 312,239 shares of Series B Zero Coupon Preferred Stock), and a $8,627 payment of interest related to the 12-Month Note (which was paid through the issuance of 8,627 shares of Series C Zero Coupon Preferred Stock), and $61,891in interest paid.

If we do not generate revenues or secure debt or equity financing, we will be unable to pay one or more of the obligations referenced above.

FORWARD-LOOKING STATEMENTS. Information included or incorporated by reference in this Form 10-QSB may contain forward-looking statements, which we believe are within the meaning of the Securities Exchange Act of 1934, as amended. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative of these words or other variations on these words or comparable terminology.

ITEM 3. CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's Principal Executive Officer and Principal Financial Officer of the effectiveness of the design and operation of the Company's disclosure controls and procedures. The Company's disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. The Company's Principal Executive Officer and Principal Financial Officer have concluded that the Company's disclosure controls and procedures are, in fact, effective at this reasonable assurance level as of the period covered.

Changes in Internal Controls Over Financial Reporting

In connection with the evaluation of the Company's internal controls during the Company's quarter ended March 31, 2006, the Company's Principal Executive Officer and Principal Financial Officer have determined that there are no changes to the Company's internal controls over financial reporting that have materially affected, or are reasonably likely to materially effect, the Company's internal controls over financial reporting.

PART II - OTHER INFORMATION

ITEM 1.           LEGAL PROCEEDINGS.

None.

ITEM 2.           UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

None.

ITEM 3.           DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.           SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

None.

ITEM 5.           OTHER INFORMATION.

None.









               (REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK.)

ITEM 6. EXHIBITS.


---------- ---------------------- --------------------------------------------------------------------------------------------
EXH. NO.     DATE OF DOCUMENT                                       DESCRIPTION OF DOCUMENT
---------- ---------------------- --------------------------------------------------------------------------------------------

---------- ---------------------- --------------------------------------------------------------------------------------------
2.1        May 11, 2005           Merger Agreement by and among African American Medical Network, Inc., AFMN, Inc., AAMN
                                  Acquisition Sub. Inc. and the Company. (5)
---------- ---------------------- --------------------------------------------------------------------------------------------
2.2        November 16, 2005      First Amendment to the Merger Agreement by and among African American Medical Network,
                                  Inc., AFMN, Inc., Medical Media Television, Inc. and AAMN Acquisition Sub, Inc. (7)
---------- ---------------------- --------------------------------------------------------------------------------------------
3.0        January 2, 1997        Amended and Restated Articles of Incorporation of Transition Lifestyle Consultants, Inc.
                                  (1)
---------- ---------------------- --------------------------------------------------------------------------------------------
3.1        June 12, 2002          Articles of Amendment to the Articles of Incorporation (name change to PetCARE Television
                                  Network, Inc.) (1)
---------- ---------------------- --------------------------------------------------------------------------------------------
3.2        August 2, 2002         Articles of Amendment to the Articles of Incorporation (Series A Convertible Preferred
                                  Stock). (1)
---------- ---------------------- --------------------------------------------------------------------------------------------
3.3        November 12, 2003      Articles of Amendment to the Articles of Incorporation (Series B Convertible Preferred
                                  Stock). (2)
---------- ---------------------- --------------------------------------------------------------------------------------------
3.4        March 30, 2004         Articles of Amendment to the Articles of Incorporation (amend Series A Convertible
                                  Preferred Stock). (2)
---------- ---------------------- --------------------------------------------------------------------------------------------
3.5        June 10, 2004          Articles of Amendment to the Articles of Incorporation (amend Series B Convertible
                                  Preferred Stock). (3)
---------- ---------------------- --------------------------------------------------------------------------------------------
3.6        March 25, 2005         Articles of Amendment to the Articles of Incorporation (increase in authorized stock). (4)
---------- ---------------------- --------------------------------------------------------------------------------------------
3.7        April 21, 2005         Articles of Amendment to the Articles of Incorporation (name change to Medical Media
                                  Television, Inc.). (5)
---------- ---------------------- --------------------------------------------------------------------------------------------
3.8        July 14, 2005          Articles of Amendment to the Articles of Incorporation (Series A Zero Coupon Preferred;
                                  Series B Zero Coupon Preferred). (6)
---------- ---------------------- --------------------------------------------------------------------------------------------
3.9        November 16, 2005      Articles of Merger. (7)
---------- ---------------------- --------------------------------------------------------------------------------------------
3.10       December 22, 2005      Articles of Amendment to the Articles of Incorporation (Series C Zero Coupon Preferred
                                  Stock). (8)
---------- ---------------------- --------------------------------------------------------------------------------------------
3.13       N/A                    Bylaws of PetCARE Television Network, Inc. (1)
---------- ---------------------- --------------------------------------------------------------------------------------------
10.1       March 31, 2006         Note Purchase Agreement between the Company and Elaine G. Edinburg (*)
---------- ---------------------- --------------------------------------------------------------------------------------------
10.2       March 31, 2006         Convertible Promissory Note from the Company to Elaine G. Edinburg for $10,000 (*)
---------- ---------------------- --------------------------------------------------------------------------------------------
10.3       March 31, 2006         Common Stock Purchase Warrant from the Company to Elaine G. Edinburg (*)
---------- ---------------------- --------------------------------------------------------------------------------------------
21.1       May 15, 2006           List of Subsidiaries (*)
---------- ---------------------- --------------------------------------------------------------------------------------------
31.1       May 15, 2006           Certification of Chief Executive Officer of Periodic Report pursuant to Rule 13a-14a and
                                  Rule 14d-14(a). (*)
---------- ---------------------- --------------------------------------------------------------------------------------------
31.2       May 15, 2006           Certification of Principal Financial Officer of Periodic Report pursuant to Rule 13a-14a and Rule 15d-14(a). (*)
---------- ---------------------- --------------------------------------------------------------------------------------------
32.1       May 15, 2006           Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350. (*)
---------- ---------------------- --------------------------------------------------------------------------------------------
32.2       May 15, 2006           Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350. (*)
---------- ---------------------- --------------------------------------------------------------------------------------------

-------------------
(1) Previously filed with Registration Statement on Form SB-2 filed on November 5, 2003.
(2) Previously filed with Form 10-KSB for year ended December 31, 2003 filed on March 26, 2004.
(3) Previously filed with Form 10-QSB for period ended June 30, 2004 filed on August 18, 2004.
(4) Previously filed with Form 10-KSB for year ended December 31, 2004 filed on March 31, 2005.
(5) Previously filed with Form 10-QSB for period ended March 31, 2005 filed on May 16, 2005.
(6) Previously filed with Form 10-QSB for period ended June 30, 2005 filed on September 9, 2005.
(7) Previously filed with Form 10-QSB for period ended September 30, 2005 filed on November 21, 2005.
(8)   Previously filed with Form SB-2 filed on February 10, 2006.

*     Filed herewith.

                                   SIGNATURES

      In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Dated:   May 15, 2006                 MEDICAL MEDIA TELEVISION, INC.



                                      By:      /s/ Philip M. Cohen
                                         ---------------------------------------
                                           Philip M. Cohen, President and Chief
                                           Executive Officer


                                      By:      /s/ Donald R. Mastropietro
                                         ---------------------------------------
                                           Donald R. Mastropietro,
                                           Vice President Finance and
                                           Chief Financial Officer

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR MEDICAL MEDIA TELEVISION, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.


                         MEDICAL MEDIA TELEVISION, INC.

                           CONVERTIBLE PROMISSORY NOTE


U.S. $10,000                                                      March 31, 2006
No.: PN-03-31


      FOR VALUE RECEIVED, the undersigned, Medical Media Television, Inc., a Florida corporation (the "Company"), hereby promises to pay to the order of Elaine G. Edinburg or any future permitted holder of this promissory note (the "Payee"), at the principal office of the Payee set forth herein, or at such other place as the Payee may designate in writing to the Company, the principal sum of Ten Thousand Dollars (U.S. $10,000), or such other amount as may be outstanding hereunder, together with any accrued but unpaid interest, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts and in immediately available funds, as provided in this promissory note (the "Note"). This Note is the Note referred to in the Note Purchase Agreement dated as of March 31, 2006 between the Company and the purchaser named therein (the "Purchase Agreement"). Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

      1. Loan Schedule; Principal Payment; Interest Payment; Subordination.

            (a) The Payee shall loan the Company the sum of $10,000.

            (b) The Company shall repay in full the entire principal balance then outstanding under this Note plus any accrued but unpaid interest on the first to occur (the "Maturity Date") of: (i) March 30, 2007, as it may be extended pursuant to the terms hereof, or (ii) the acceleration of the obligations as contemplated by this Note.

            (c) The Note shall bear interest at a rate of 20% per annum, compounded semi-annually. Interest shall be paid at the end of each calendar quarter in either: (i) shares of Series C Zero Coupon Preferred Stock of the Company valued at $1.00 per share, or (ii) cash, at Investor's option, with the first interest payment being on June 30, 2006. The Series C Zero Coupon Preferred Stock shall be convertible into shares of the Company's Common Stock on the Maturity Date at a ten percent (10%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion. The Series C Zero Coupon Preferred Stock shall be subordinate to Series A Zero Coupon Preferred Stock and Series B Zero Coupon Preferred Stock. The Payee shall make election as to receipt of interest in cash or in Series C Zero Coupon Preferred Stock by written notice to the Company at least five (5) business days before the interest payment due date (the "Interest Notice Date"). If no notice is given by Payee by such Interest Notice Date, the Company shall pay the interest in cash.

            (d) The Note shall not be convertible until the Maturity Date. With the consent of both the Company and the Investor, the Note may be extended for an additional 12-month term, with the terms of the interest payments remaining the same as outlined in 1(b) above.

      2. Conversion Option; Issuance of Certificates.

            (a) At the Maturity Date, the outstanding principal amount of this Note plus any accrued but unpaid interest shall be due and payable in cash; provided, however, the Payee shall have the sole option to convert on the Maturity Date the outstanding principal amount of this Note plus any accrued but unpaid interest into such number of shares of common stock of the Company, par value $.0005 per share (the "Common Stock"), equal to the principal amount of this Note plus any accrued but unpaid interest being converted divided by the Fixed Conversion Price. For purposes of this Note, "Fixed Conversion Price" shall mean $.40. The Fixed Conversion Price shall be subject to adjustment pursuant to Section 3 hereof. Upon conversion of this Note into shares of Common Stock, the outstanding principal amount of this Note, together with any accrued but unpaid interest, shall be deemed to be the consideration for the Payee's interest in such shares of Common Stock.

            (b) In the event that the Payee elects to convert this Note into shares of Common Stock on the Maturity Date, the Company shall, not later than five (5) trading days after the conversion of this Note, issue and deliver to the Payee by express courier a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of this Note.

      3. Adjustment of Fixed Conversion Price.

            (a) The Fixed Conversion Price shall be subject to adjustment from time to time as follows:

                  (i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date hereof, effect a stock split of the outstanding Common Stock, the applicable Fixed Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Company shall at any time or from time to time after the date hereof, combine the outstanding shares of Common Stock, the applicable Fixed Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 4(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

                  (ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the date hereof, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Fixed Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Fixed Conversion Price then in effect by a fraction:

                        (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                        (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                  (iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the date hereof, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Fixed Conversion Price shall be made and provision shall be made (by adjustments of the Fixed Conversion Price or otherwise) so that the holder of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this
Section 4(a)(iii) with respect to the rights of the holder of this Note.

                  (iv) Adjustments for Issuance of Additional Shares of Common Stock. In the event the Company, shall, at any time, from time to time, issue or sell any additional shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock to a third party for a consideration per share less than the Fixed Conversion Price then in effect immediately prior to the time of such issue or sale, then, forthwith upon such issuance or sale, the Fixed Conversion Price then in effect for this Note shall be reduced to a price equal to the consideration per share paid for such securities.

            (b) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

            (c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Payee would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the closing bid prices of the Common Stock for the five (5) consecutive trading days immediately preceding the date of conversion of this Note.

            (d) Reservation of Common Stock. The Company shall at all times when this Note shall be outstanding, reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note.

            (e) Registration Rights. At Company's earliest opportunity, and in any event not more than 120 days from the date hereof, the Company shall file a Registration Statement on Form SB-2 (or an alternative available form) covering the underlying equity position of the Holder of the Note, and the Company will keep said Registration Statement effective for a period of three years, subject to customary carve-outs.

      4. No Rights as Shareholder. Nothing contained in this Note shall be construed as conferring upon the Payee, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or any other rights as a shareholder of the Company.

      5. Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of Florida, such payment may be due on the next succeeding business day.

      6. Representations and Warranties of the Company. The Company represents and warrants to the Payee as follows:

            (a) The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

            (b) This Note has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Company has full power and authority to execute and deliver this Note and to perform its obligations hereunder.

            (c) The  execution,  delivery and  performance of this Note will not
(i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Company's certificate of incorporation or by-laws, or
(B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject.

            (d) No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Note.

      7. Events of Default. The occurrence of any of the following events shall be an "Event of Default" under this Note:

            (a) the Company shall fail to make the payment of any amount of any principal outstanding on the date such payment shall become due and payable hereunder; or

            (b) the Company shall fail to make interest payments on the date such payments shall become due and payable hereunder; or

            (c) any representation, warranty or certification made by the Company herein, or in any certificate or financial statement shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

            (d) the holder of any indebtedness of the Company or any of its subsidiaries shall accelerate any payment of any amount or amounts of principal or interest on any indebtedness (the "Indebtedness") (other than the
Indebtedness hereunder) prior to its stated maturity or payment date the aggregate principal amount of which Indebtedness of all such persons is in excess of $100,000, whether such Indebtedness now exists or shall hereinafter be created, and such accelerated payment entitles the holder thereof to immediate payment of such Indebtedness which is due and owing and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within ten (10) business days of such acceleration; or

            (c) A judgment or order for the payment of money shall be rendered against the Company or any of its subsidiaries in excess of $100,000 in the aggregate (net of any applicable insurance coverage) for all such judgments or orders against all such persons (treating any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding, and there shall be any period of sixty
(60) consecutive days following entry of the judgment or order in excess of $500,000 or the judgment or order which causes the aggregate amount described above to exceed $500,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (d) the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), (v) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (vi) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

            (e) a proceeding or case shall be commenced in respect of the Company or any of its subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any of its subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Company or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of thirty (30) consecutive days; or

            (f) failure by the Company to issue the Conversion Shares or notice from the Company to the Payee, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with proper requests for conversion of this Note into shares of Common Stock.

      8. Remedies Upon An Event of Default. If an Event of Default shall have occurred and shall be continuing, the Payee of this Note may at any time at its option, (a) declare the entire unpaid principal balance of this Note, together with all accrued but unpaid interest, due and payable, and thereupon, the same shall be accelerated and so due and payable; provided, however, that upon the occurrence of an Event of Default described in Sections 8(f) and (g), without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Company, the outstanding principal balance and any accrued but unpaid interest shall be automatically due and payable; or (b) exercise or otherwise enforce any one or more of the Payee's rights, powers, privileges, remedies and interests under this Note or applicable law. No course of delay on the part of the Payee shall operate as a waiver thereof or otherwise prejudice the right of the Payee. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. Notwithstanding the foregoing, Payee agrees that its rights and remedies hereunder are limited to receipt of cash or shares of Common Stock in the amounts described herein.

      9. Replacement. Upon receipt of a duly executed, notarized and unsecured written statement from the Payee with respect to the loss, theft or destruction of this Note (or any replacement hereof), and without requiring an indemnity bond or other security, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Company shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

      10. Parties in Interest, Transferability. This Note shall be binding upon the Company and its successors and assigns and the terms hereof shall inure to the benefit of the Payee and its successors and permitted assigns. This Note may be transferred or sold, subject to the provisions of Section 19 of this Note, or pledged, hypothecated or otherwise granted as security by the Payee.

      11. Amendments. This Note may not be modified or amended in any manner except in writing executed by the Company and the Payee.

      12. Assignment. Neither party may assign, sell, or transfer to any third person the rights of such party hereunder; provided, however, that Payee may assign his rights hereunder to an entity wholly owned and controlled by Payee.

      13. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Company will give written notice to the Payee at least thirty (30) days prior to the date on which the Company closes its books and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to the Payee at least twenty (20) days prior to the date on which dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Payee prior to such information being made known to the public.

         Address of the Payee:      Elaine G. Edinburg
                                    PO Box 2741
                                    Edwards, CO  81632
                                    Tel. No.:  (970) 926-1177
                                    Fax No.:  (970) 926-4067

         Address of the Company:    Medical Media Television, Inc.
                                    8406 Benjamin Road, Suite C
                                    Tampa, Florida 33634
                                    Attention: Philip M. Cohen, President/CEO
                                    Tel. No.:  (813) 888-7330
                                    Fax No.:  (813) 888-7375

         with a copy to:            Bush Ross Gardner Warren & Rudy, PA
                                    Attn:  John N. Giordano
                                    220 S. Franklin St.
                                    Tampa, FL  33601
                                    Tel. No.:  (813) 224-9255
                                    Fax No.:  (813) 223-9620

      14. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to the choice of law provisions. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

      15. Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

      16. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Payee's right to pursue actual damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Payee and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Payee and that the remedy at law for any such breach may be inadequate. Therefore the Company agrees that, in the event of any such breach or threatened breach, the Payee shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

      17. Failure or Indulgence Not Waiver. No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

      18. Enforcement Expenses. The Company agrees to pay all costs and expenses
of  enforcement  of  this  Note,  including,   without  limitation,   reasonable
attorneys' fees and expenses.

      19. Binding Effect. The obligations of the Company and the Payee set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

      20. Compliance with Securities Laws. The Payee of this Note acknowledges that this Note is being acquired solely for the Payee's own account and not as a nominee for any other party, and for investment, and that the Payee shall not offer, sell or otherwise dispose of this Note other than in compliance with the laws of the United States of America and as guided by the rules of the Securities and Exchange Commission. This Note and any Note issued in substitution or replacement therefore shall be stamped or imprinted with a legend in substantially the following form:

            "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR MEDICAL MEDIA TELEVISION, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED."

      21. Severability. The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this
Note in any jurisdiction.

      22. Consent to Jurisdiction. Each of the Company and the Payee (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in Central Florida and the courts of the State of Florida located in Hillsborough County for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Payee consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 13 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 22 shall affect or limit any right to serve process in any other manner permitted by law.

      23. Company Waivers. Except as otherwise specifically provided herein, the Company and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Company liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

            (a) No delay or omission on the part of the Payee in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Payee, nor shall any waiver by the Payee of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

            (b) THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE PAYEE OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

      IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.


                              MEDICAL MEDIA TELEVISION, INC.


                              By: /s/ Philip M. Cohen
                                  ----------------------------------------------
                                  Name: Philip M. Cohen
                                  Title: President and Chief Executive Officer

                             NOTE PURCHASE AGREEMENT

      This NOTE PURCHASE AGREEMENT (this "Agreement"), dated as of March 31, 2006, is entered into by and among Medical Media Television, Inc., a Florida corporation (the "Company"), and Elaine G. Edinburg, an individual residing in Colorado (the "Purchaser"), for the issuance and sale to the Purchaser of the Note (as defined below) of the Company, in the manner, and upon the terms, provisions and conditions set forth in this Agreement.

      WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase the Note;

      WHEREAS, such issuance and sale will be made in reliance upon the provisions of Section 4(2) and/or Rule 506 of Regulation D ("Regulation D") of the United States Securities Act of 1933, as amended, and regulations promulgated thereunder (the "Securities Act"), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to the purchase of the Note to be made hereunder.

      NOW, THEREFORE, in consideration of the representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged by the parties, the Company and the Purchaser hereby agree as follows:

      1. Purchase and Sale of Note.

            (a) Terms of Note: Upon the following terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, a convertible promissory note in the aggregate principal amount of $10,000 (the "Purchase Price"), in substantially the form attached hereto as Exhibit A (the "Note"). The outstanding principal amount of the Note, plus any accrued but unpaid interest thereon, shall be due and payable in cash on the Maturity Date (as defined in the Note); provided, however, the Purchaser shall have the sole option to convert on the Maturity Date the outstanding principal amount of the Note plus any accrued but unpaid interest into such number of shares of Common Stock of the Company, par value $.0005 per share (the "Common Stock"), at a fixed conversion price of $.40 per share. The Note shall not be convertible until the Maturity Date.

      The Note shall bear interest at a rate of twenty percent (20%) per annum, compounded semi-annually. Interest shall be paid at the end of each quarter in either (i) shares of Series C Zero Coupon Preferred Stock of the Company valued at $1.00 per share, or (ii) cash, at Investor's option, with the first interest payment being on June 30, 2006. The Series C Zero Coupon Preferred Stock shall be convertible into shares of the Company's Common Stock on the Maturity date at a ten percent (10%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion. The Series C Zero Coupon Preferred Stock is subordinate to Series A Zero Coupon Preferred Stock and Series B Zero Coupon Preferred Stock. Investor shall make his election as to receipt of interest in cash or in Series C Zero Coupon Preferred Stock by written notice to the Company at least five (5) business days before the interest payment due date (the "Interest Notice Date"). If no such notice is given by Investor by such Interest Notice Date, the Company shall pay the interest in cash.

      With the consent of both the Company and the Investor, the Note may be extended for an additional twelve (12) months, with the terms of the interest payments remaining the same as above.

            (b) Issuance of Warrants: The Investor will be issued 25,000 warrants to purchase Common Stock of the Company (the "Warrants"). The Warrants shall have a term of five (5) years and shall have an exercise price equal to $0.75 per share (the "Exercise Price").

            (c) In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase the Note. The closing under this Agreement (the "Closing") shall take place at the offices of Medical Media Television, Inc., 8406 Benjamin Road, Suite C, Tampa, Florida 33634 upon the satisfaction of each of the conditions set forth in Sections 4 and 5 hereof (the "Closing Date").

            (d) The Company has authorized and reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a number of authorized but unissued shares of Common Stock to effect the conversion of the Note. Any shares of Common Stock issuable by the Company upon conversion of the Note are herein referred to as the "Conversion Shares". The Note and the Conversion Shares are sometimes collectively referred to herein as the "Securities".

            (e) All of the  Conversion  Shares  underlying the Note and Warrants shall have piggyback registration rights and be included in the next registration statement the Company files with the SEC, and such registration statement will be kept effective for a period of 3 years thereafter, subject to customary carve-outs.

      2. Representations, Warranties and Covenants of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company, and covenants for the benefit of the Company:

            (a) If the Purchaser is an entity, the Purchaser is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

            (b) This Agreement has been duly authorized, validly executed and delivered by the Purchaser and is a valid and binding agreement and obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Purchaser has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

            (c) The Purchaser understands that no Federal, state, local or foreign governmental body or regulatory authority has made any finding or determination relating to the fairness of an investment in any of the Securities and that no Federal, state, local or foreign governmental body or regulatory authority has recommended or endorsed, or will recommend or endorse, any investment in any of the Securities. The Purchaser, in making the decision to purchase the Securities, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties.

            (d) The Purchaser understands that the Securities are being offered and sold to it in reliance on specific provisions of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein for purposes of qualifying for exemptions from registration under the Securities Act, and applicable state securities laws.

            (e) The Purchaser is an "accredited investor" as defined under Rule 501 of Regulation D promulgated under the Securities Act.

            (f) The Purchaser is and will be acquiring the Securities for its own account, and not with a view to any resale or distribution of the Note in whole or in part, in violation of the Securities Act or any applicable securities laws.

            (g) The offer and sale of the Securities is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) and/or Rule 506 of Regulation D promulgated under the Securities Act. The Purchaser understands that the Securities purchased hereunder have not been, and may never be, registered under the Securities Act and that none of the Securities can be sold or transferred unless they are first registered under the Securities Act and such state and other securities laws as may be applicable or in the opinion of counsel for the Company an exemption from registration under the Securities Act is available (and then the Securities may be sold or transferred only in compliance with such exemption and all applicable state and other securities laws).

      3. Representations, Warranties and Covenants of the Company. The Company represents and warrants to the Purchaser, and covenants for the benefit of the Purchaser, as follows:

            (a) The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to register or qualify would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" shall mean any effect on the business, results of operations, prospects, assets or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company from entering into and performing any of its obligations under this Agreement or the Note in any material respect.

            (b) The Note has been duly  authorized  by all  necessary  corporate action and, when paid for or issued in accordance with the terms hereof, the Note shall be validly issued and outstanding, free and clear of all liens, encumbrances and rights of refusal of any kind. When the Conversion Shares are issued and paid for in accordance with the terms of this Agreement and as set forth in the Note, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind and the holders shall be entitled to all rights accorded to a holder of Common Stock.

            (c) The Note and this Agreement (the "Transaction Documents") have been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding agreement and obligation of the Company enforceable against the Company in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Company has full power and authority to execute and deliver the Transaction Documents and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

            (d) The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by this Agreement by the Company, will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Company's certificate of incorporation or by-laws, or (B) of any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its material properties or assets or
(iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject except in the case of clauses (i)(B) or (iii) for any such conflicts, breaches, or defaults or any liens, charges, or encumbrances which would not have a Material Adverse Effect.

            (e) The sale and issuance of the Securities in accordance with the terms of and in reliance on the accuracy of the Purchaser's representations and warranties set forth in this Agreement will be exempt from the registration requirements of the Securities Act.

            (f) No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement or the offer, sale or issuance of the Securities or the consummation of any other transaction contemplated by this Agreement.

            (g) There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company which questions the validity of the Transaction Documents or the transactions contemplated thereby or any action taken or to be taken pursuant thereto. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company or any subsidiary, or any of their respective properties or assets which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

            (h) The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Note hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy the Note, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of the Note under the registration provisions of the Securities Act and any other applicable federal and state securities laws. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the Note.

            (i) To the Company's knowledge, neither this Agreement, nor the Schedules hereto contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

            (j) The authorized capital stock of the Company and the shares thereof issued and outstanding as of March 30, 2006 are set forth on Schedule 3(j) attached hereto. All of the outstanding shares of the Common Stock have been duly and validly authorized, and are fully paid and non-assessable. Except as set forth in this Agreement or on Schedule 3(j) attached hereto, as of the date hereof, no shares of the Common Stock are entitled to preemptive rights and there are no registration rights or outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. As of the date hereof, except for as set forth on Schedule 3(j), the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and its executive officers have no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable federal and state securities laws, or no stockholder has a right of rescission or damages with respect thereto which is reasonably likely to have a Material Adverse Effect. The Company has furnished or made available to the Purchaser true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "Certificate"), and the Company's Bylaws as in effect on the date hereof (the "Bylaws").

            (k) So long as the Note remains outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to effect the conversion of the Note.

            (l) The Company  has  complied  and will comply with all  applicable federal and state securities laws in connection with the offer, issuance and sale of the Note and the Conversion Shares hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Securities, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Securities under the registration provisions of the Securities Act and applicable state securities laws. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.

      4. Conditions Precedent to the Obligation of the Company to Sell the Note. The obligation hereunder of the Company to issue and sell the Note to the Purchaser is subject to the satisfaction or waiver, at or before the Closing Date, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

            (a) The Purchaser shall have executed and delivered this Agreement.

            (b) The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

            (c) The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

            (d) At the Closing Date, the Purchaser shall have delivered to the Company immediately available funds as payment in full of the Purchase Price for the Note.

      5. Conditions Precedent to the Obligation of the Purchaser to Purchase the Note. The obligation hereunder of the Purchaser to acquire and pay for the Note is subject to the satisfaction or waiver, at or before the Closing Date, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

            (a) The Company shall have executed and delivered the Note, this Agreement and any other Transaction Document.

            (b) The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

            (c) Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a particular date), which shall be true and correct in all material respects as of such date.

            (d) No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement at or prior to the Closing Date.

            (e) As of the Closing Date, no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, shall be pending against or affecting the Company, or any of its properties, which questions the validity of the Agreement, the Note, or the transactions contemplated thereby or any action taken or to be take pursuant thereto. As of the Closing Date, no action, suit, claim or proceeding before or by any court or governmental agency or body, domestic or foreign, shall be pending against or affecting the Company, or any of its properties, which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

            (f) No Material Adverse Effect shall have occurred at or before the Closing Date.

            (g) The Company shall have delivered on the Closing Date to the Purchaser a secretary's certificate, dated as of the Closing Date, as to (i) the resolutions of the board of directors of the Company authorizing the transactions contemplated by this Agreement, (ii) the Certificate, (iii) the Bylaws, each as in effect at the Closing, and (iv) the authority and incumbency of the officers of the Company executing this Agreement and the Note.

            (h)  The   Purchaser   shall  have   received  a  legal  opinion  in
substantially the form annexed hereto as Exhibit B as of the Closing Date.

      6. Legend. Each Note and certificate representing the Conversion Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or "blue sky" laws):

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR MEDICAL MEDIA TELEVISION, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED."

The Company agrees to reissue the Note and certificates representing the Conversion Shares, without the legend set forth above if at such time, prior to making any transfer of any such Securities, such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request. Such proposed transfer will not be effected until: (a) the Company has notified such holder that either (i) in the opinion of its counsel, the registration of the Note or Conversion Shares under the Securities Act is not required in connection with such proposed transfer; or (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Securities and Exchange Commission and has become effective under the Securities Act; and (b) the Company has notified such holder that either: (i) in the opinion of its counsel, the registration or qualification under the securities or "blue sky" laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or "blue sky" laws has been effected. The Company will use its best efforts to respond to any such notice from a holder within five (5) days. In the case of any proposed transfer under this Section 6, the Company will use reasonable efforts to comply with any such applicable state securities or "blue sky" laws, but shall in no event be required, in connection therewith, to qualify to do business in any state where it is not then qualified or to take any action that would subject it to tax or to the general service of process in any state where it is not then subject. The restrictions on transfer contained in this Section 6 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement.

      7. Indemnification.

            (a) The Company hereby agrees to indemnify and hold harmless the Purchaser and its officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, damages, liabilities and reasonable expenses (collectively "Claims") incurred by each such person in connection with defending or investigating any such Claims, whether or not resulting in any liability to such person, to which any such indemnified party may become subject, insofar as such Claims arise out of or are based upon any breach of any representation or warranty or agreement made by the Company in this Agreement.

            (b) The Purchaser hereby agrees to indemnify and hold harmless the Company and its officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, damages, liabilities and expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under the Securities Act, or under any other statute, at common law or otherwise, insofar as such Claims arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact made by the Purchaser, (ii) any omission or alleged omission of a material fact with respect to the Purchaser or
(iii) any breach of any representation, warranty or agreement made by the Purchaser in this Agreement.

      8. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without giving effect to the rules governing the conflicts of laws. Each of the parties consents to the exclusive jurisdiction of the Federal courts whose districts encompass any part of the County of Hillsborough located in the City of Tampa in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party waives its right to a trial by jury. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

      9. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, or telecopier (provided that any notice sent by telecopier shall be confirmed by other means pursuant to this Section 10), initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section.

            (a) if to the Company:

                Medical Media Television, Inc.
                8406 Benjamin Road, Suite C
                Tampa, Florida 33634
                Attention: Philip M. Cohen, President/Chief Executive Officer Tel. No.: (813) 888-7330
                Fax No.:  (813) 888-7375

                with a copy to:

                Bush Ross Gardner Warren & Rudy, P.A.
                220 S. Franklin St.
                Tampa, FL  33601
                Attn:  John N. Giordano
                Tel. No.:  (813) 224-9255
                Fax No.:  (813) 223-9620

            (b) if to the Purchaser:

                Elaine G. Edinburg
                PO Box 2741
                Edwards, CO  81632
                Tel. No.:  (970) 926-1177
                Fax No.:  (970) 926-4067

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when receipt is acknowledged, if telecopied; or when actually received or refused if sent by other means.

      10. Assignment. Neither party may assign, sell, or transfer to any third person the rights of such party hereunder; provided, however, that Purchaser may assign his rights hereunder to an entity wholly owned and controlled by Purchaser.

      11. Entire Agreement. This Agreement, the Note and any other Transaction Document constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous oral or written proposals or agreements relating thereto all of which are merged herein. This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the parties.

      12. Counterparts. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


      IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.


                             MEDICAL MEDIA TELEVISION, INC.


                             By: /s/ Philip M. Cohen
                                 -----------------------------------------------
                                  Name: Philip M. Cohen
                                  Title: President and Chief Executive Officer


                             PURCHASER:


                            By: /s/ Elaine G. Edinburg
                                ------------------------------------------------
                                 Name: Elaine G. Edinburg

                                    EXHIBIT A
                                  FORM OF NOTE

                                    EXHIBIT B
                                 FORM OF OPINION

      1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

      2. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Securities. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors is required. The Transaction Documents have been duly executed and delivered, and the Note has been duly executed, issued and delivered by the Company and each Transaction Document constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms. The Conversion Shares are not subject to any preemptive rights under the Certificate of Incorporation or the Bylaws.

      3. The Note has been duly authorized and, when delivered against payment in full as provided in the Purchase Agreement, will be validly issued. The Conversion Shares have been duly authorized for issuance, and when delivered upon conversion or against payment in full as provided in the Note, will be validly issued, fully paid and nonassessable.

      4. The execution, delivery and performance of and compliance with the terms of the Transaction Documents and the issuance of the Securities do not (a) violate any provision of the Certificate of Incorporation or Bylaws, (b) to our knowledge, after due inquiry, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party and which is known to us, (c) to our knowledge, after due inquiry, create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment known to us to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (d) result in a violation of any Federal, state, local or foreign statute, rule, regulation, order, judgment, injunction or decree (including Federal and state securities laws and regulations)
applicable to the Company or by which any property or asset of the Company is bound or affected, except, in all cases other than violations pursuant to clauses (a) and (d) above, for such conflicts, default, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

      5. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required under Federal, state or local law, rule or regulation in connection with the valid execution, delivery and performance of the Transaction Documents, or the offer, sale or issuance of the Note or the Conversion Shares.

      6. To our knowledge, there is no action, suit, claim, investigation or proceeding pending or threatened against the Company which questions the validity of the Purchase Agreement or the transactions contemplated thereby or any action taken or to be taken pursuant thereto. There is no action, suit, claim, investigation or proceeding pending, or to our knowledge, threatened, against or involving the Company or any of its properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any officers or directors of the Company in their capacities as such.

      7. Conditioned on the accuracy of the Purchaser's representations and warranties contained in the Purchase Agreement, the offer, issuance and sale of the Note and the offer, issuance and sale of the Conversion Shares pursuant to the Purchase Agreement and the Note, as applicable, are exempt from the registration requirements of the Securities Act of 1933, as amended.

                                   SCHEDULE 3j

Medical Media Television, Inc. Capital Stock:

Common Stock:              Authorized Shares:           100,000,000 shares
                           Outstanding Shares:          21,117,136  shares
                           Par Value:                   $.0005


Preferred Stock:           Total Authorized Shares:     25,000,000 shares
                           Total Outstanding Shares:    4,303,959 shares
                           Par Value:                   Zero


Series A Zero Coupon Preferred Stock:  Authorized Shares:   1,682,044 shares
                                       Outstanding Shares:  1,682,044 shares


Series B Zero Coupon Preferred Stock:  Authorized Shares:   2,612,329 shares
                                       Outstanding Shares:  2,612,329 shares

Series C Zero Coupon Preferred Stock:  Authorized Shares:     400,000 shares
                                       Outstanding Shares:      8,627 shares


           OUTSTANDING OPTIONS, WARRANTS, AND OTHER RIGHTS TO ACQUIRE
                    SHARES OF MEDICAL MEDIA TELEVISION, INC.

Outstanding stock options to purchase 66,667 shares of common stock of MMTV.

Outstanding warrants to purchase 13,779,235 shares of common stock of MMTV.

Outstanding Series A and Series B preferred shares which will convert into 16,093,989 shares of common stock of MMTV.

Outstanding Series C preferred shares which will convert into common shares at a discount to market at time of conversion.

Outstanding convertible debentures which will convert into 9,721,655 shares of common stock of MMTV. These convertible debentures may be repaid in cash at the option of the Company.

The above calculations do not include any shares of Series C preferred stock that may be issued for interest payments on existing convertible debt instruments that will be converted into common shares at a discount to market at time of conversion. It also does not include any common shares that may be issued for interest payments on existing convertible debt instruments. Full disclose of the above has been made in a registration statement on Form SB-2 which was declared effective by the SEC on March 1, 2006 and is available to viewing at www.sec.gov.

EXHIBIT 21.1


             LIST OF SUBSIDIARIES OF MEDICAL MEDIA TELEVISION, INC.


1. PetCARE Television Network, Inc.

2. African American Medical Network, Inc.

3. KidCARE Medical Television Network, Inc.

EXHIBIT 31.1
                            CERTIFICATION PURSUANT TO
                                 SECTION 302 OF
                         THE SARBANES-OXLEY ACT OF 2002

I, Philip M. Cohen, certify that:

(1) I have reviewed this quarterly report on Form 10-QSB of Medical Media Television, Inc.;

(2) Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3) Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4) The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

(5) The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

      (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

May 15, 2006                              /s/ Philip M. Cohen
                                          -------------------
                                          Philip M. Cohen
                                          President and Chief Executive Officer

EXHIBIT 31.2
                            CERTIFICATION PURSUANT TO
                                 SECTION 302 OF
                         THE SARBANES-OXLEY ACT OF 2002

I, Donald R. Mastropietro, certify that:

(1) I have reviewed this quarterly report on Form 10-QSB of Medical Media Television, Inc.;

(2) Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3) Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4) The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

(5) The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

      (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

May 15, 2006                                 /s/ Donald R. Mastropietro
                                             --------------------------
                                             Donald R. Mastropietro
                                             Sr. Vice President Finance and
                                             Chief Financial Officer

EXHIBIT 32.1

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the quarterly report of Medical Media Television, Inc. (the "Company") on Form 10-QSB for the period ending March 31, 2006, as filed with the Securities and Exchange Commission on May 15, 2006 (the "Report"), I, Philip M. Cohen, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

      (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.



/s/ Philip M. Cohen
------------------------
Philip M. Cohen
Chief Executive Officer
May 15, 2006

A signed original of this certification has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2
                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the quarterly report of Medical Media Television, Inc. (the "Company") on Form 10-QSB for the period ending March 31, 2006 as filed with the Securities and Exchange Commission on May 15, 2006 (the "Report"), I, Donald R. Mastropietro, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

      (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.


/s/ Donald R. Mastropietro
---------------------------
Donald R. Mastropietro
Chief Financial Officer
May 15, 2006

A signed original of this certification has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.